UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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CASTLE BRANDS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CASTLE BRANDS INC.
122 East 42nd Street, Suite 5000
New York, New York 10168
NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 28, 2017

Castle Brands Inc. will hold its 2016 annual meeting of shareholders at the offices of Virgo Business Center, located at 575 Lexington Avenue, 4th Floor, New York, New York 10022, on February 28, 2017 at 2:00 p.m., for the following purposes, as further described in the attached proxy statement:

1.	To elect eight directors to our board of directors;
2.	To approve the adoption of the Castle Brands Inc. 2017 Employee Stock Purchase Plan;
3	To approve an amendment to our 2013 Incentive Compensation Plan to increase the number of shares of common stock available for issuance under the plan from 10,000,000 shares to 20,000,000 shares;
4.	To ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2017;
5.	To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as the “say on pay” vote; and
6.	To transact any other business properly presented at the meeting and at any postponements or adjournments.

You may vote at the meeting and at any adjournment or postponement if you were a record owner of our common stock at the close of business on January 3, 2017.

Your vote is important. Whether or not you plan to attend the 2016 annual meeting, we encourage you to read the attached proxy statement and promptly vote your shares using the enclosed proxy card. Please sign and date the accompanying proxy card and mail it in the enclosed addressed, postage-prepaid envelope. You may also vote your shares over the Internet or by telephone by following the voting instructions on the proxy card. You may revoke your proxy if you so desire at any time before it is voted.

By Order of the Board of Directors

Richard J. Lampen,
President and Chief Executive Officer

New York, New York

January 11, 2017

i

CASTLE BRANDS INC.

PROXY STATEMENT

Our board of directors is soliciting proxies for the 2016 annual meeting of shareholders to be held on February 28, 2017. This proxy statement and the enclosed form of proxy contain important information for you to consider in deciding how to vote on the matters brought before the meeting.

We first sent this proxy statement to shareholders on or about January 11, 2017. Our board of directors set January 3, 2017, as the record date for the meeting. Shareholders of record who owned our stock at the close of business on that date may vote and attend the meeting. As of the record date, we had issued and outstanding 160,970,167 shares of common stock, par value $0.01 per share, which we refer to as common stock. Each holder of our common stock is entitled to one vote for each share of common stock held on the record date.

What matters am I voting on?

You will be voting on:

•	the election of eight directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified;
•	the approval of the adoption of the Castle Brands Inc. 2017 Employee Stock Purchase Plan;
•	the approval of an amendment to our 2013 Incentive Compensation Plan to increase the number of shares of common stock available for issuance under the plan from 10,000,000 shares to 20,000,000 shares;
•	the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2017;
•	the approval, on an advisory basis, of the compensation of our named executive officers; and
•	any other business that may properly come before the meeting.

Who may vote?

Holders of our common stock at the close of business on January 3, 2017, the record date, may vote at the meeting. On the record date, 160,970,167 shares of our common stock were issued and outstanding. Each holder of our common stock is entitled to one vote for each share held on the record date.

When and where is the meeting?

We will hold the meeting on February 28, 2017, at 2:00 p.m. Eastern Time at the offices of Virgo Business Center, located at 575 Lexington Avenue, 4th Floor, New York, New York 10022.

If you need directions to the location of the meeting, please contact our Investor Relations Department by: (a) mail at Castle Brands Inc., Attention: Investor Relations, 122 East 42nd Street, Suite 5000, New York, New York 10168, (b) telephone at (646) 356-0200 or (c) e-mail at ir@castlebrandsinc.com.

What is the effect of giving a proxy?

Proxies in the form enclosed are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. If you sign and return the proxy in accordance with the procedures described in this proxy statement, the persons designated as proxies by the board of directors will vote your shares at the meeting as specified in your proxy.

If you duly execute the proxy card but do not specify how you want to vote, your shares will be voted:

•	FOR the election as directors of the nominees listed below under Proposal I.
•	FOR the approval of the adoption of the Castle Brands Inc. 2017 Employee Stock Purchase Plan described below under Proposal II.
•	FOR the approval of the amendment to our 2013 Incentive Compensation Plan described below under Proposal III.

•	FOR the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2017 as described below under Proposal IV.
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers as described below under Proposal V.

If you give your proxy, the proxies named on the proxy card also will vote your shares in their discretion on any other matters properly brought before the meeting.

Can I change my vote after I voted?

You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our Corporate Secretary;
•	voting in person at the meeting; or
•	delivering another proxy bearing a later date.

Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the minimum number of shares required to be present at the meeting for the meeting to be properly held under our bylaws and Florida law. The presence, in person or by proxy, of outstanding shares of our common stock representing a majority of all votes entitled to be cast at the meeting will constitute a quorum. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted on a particular matter, which is referred to as shareholder withholding. Similarly, a broker may not be permitted to vote stock held in street name on a particular matter absent instructions from the beneficial owner of the stock, which is referred to as a broker non-vote. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum.

How may I vote?

You may vote your shares by mail or by attending the meeting. You may also vote over the Internet or by telephone using one of the methods described in the proxy card. If you vote by Internet or telephone, please do not return the proxy card. If you vote by mail, date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you at the meeting.

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal I – Election of eight directors	Plurality of votes cast	No
Proposal II – Approval of 2017 Employee Stock Purchase Plan	Majority of votes cast	No
Proposal III – Approval of amendment to our 2013 Incentive Compensation Plan	Majority of votes cast	No
Proposal IV – Ratification of auditors for fiscal 2017	Majority of votes cast	Yes
Proposal V – Advisory vote on executive compensation	Majority of votes cast	No

On Proposal I, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or vote FOR all nominees except those specific nominees from who you WITHHOLD your vote. The eight nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD as to the election of one or more directors will not be voted with respect to the director or directors indicated.

On Proposals II, III, IV and V you may vote FOR, AGAINST or ABSTAIN.

Broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming a quorum is obtained, as shares subject to a broker non-vote will not be considered entitled to vote with respect to any of the Proposals. Abstentions will not affect the outcome of any matter being voted on at the meeting, assuming a quorum is obtained because approval of a percentage of shares present or outstanding is not required for any of the proposals.

Are there any rules regarding admission to the meeting?

Yes. You are entitled to attend the meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our shareholders on the record date. Before we will admit you to the meeting, we must be able to confirm:

•	Your identity by reviewing a valid form of photo identification, such as a driver’s license; and
•	You were, or are validly acting for, a shareholder of record on the record date by:
º	verifying your name and stock ownership against our list of registered shareholders, if you are the record holder of your shares;
º	reviewing other evidence of your stock ownership, such as your most recent brokerage or bank statement, if you hold your shares in street name; or
º	reviewing a written proxy that shows your name and is signed by the shareholder you are representing, in which case either the shareholder must be a registered shareholder or you must have a brokerage or bank statement for that shareholder as described above.

If you do not have a valid picture identification and proof that you owned, or are legally authorized to act for someone who owned, shares of voting stock on January 3, 2017, you will not be admitted to the meeting.

At the entrance to the meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement as your proof of ownership and any written proxy you present as the representative of a shareholder. We will decide whether the documentation you present for admission to the meeting meets the requirements described above.

What is the “householding” of annual disclosure documents?

The Securities and Exchange Commission, which we refer to as the SEC, has adopted rules governing the delivery of annual disclosure documents that permit us to send a single set of our annual report and proxy statement to any household at which two or more shareholders reside if we believe that the shareholders are members of the same family. This rule benefits both shareholders and us by reducing the volume of duplicate information received and our expenses. Each shareholder will continue to receive a separate proxy card. If your household received a single set of disclosure documents for this year, but you would prefer to receive your own copy, or if you share an address with another shareholder and together both of you wish to receive only a single set of our annual disclosure documents, please contact our Investor Relations Department by: (a) mail at Castle Brands Inc., Attention: Investor Relations, 122 East 42nd Street, Suite 5000, New York, New York 10168, (b) telephone at (646) 356-0200 or (c) e-mail at ir@castlebrandsinc.com.

Our 2016 annual report, including financial statements for the fiscal year ended March 31, 2016, accompany the proxy solicitation materials. The annual report, however, is not part of the proxy solicitation materials.

Share Ownership

The table below shows the number of shares of our common stock beneficially owned as of January 3, 2017 by (i) those persons or groups known by us to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each of our executive officers named in the “Summary Compensation Table” below, whom we refer to as named executive officers, and (iv) all directors and executive officers as a group. The number of shares beneficially owned by each individual or group is based upon information in documents filed with the SEC, other publicly available information or information available to us. Percentage ownership information is based on 160,970,167 shares of our common stock issued and outstanding as of January 3, 2017.

Shares of our common stock issuable upon the exercise of options or conversion of convertible notes that are presently exercisable or exercisable or convertible within 60 days of January 3, 2017 are deemed to be outstanding and beneficially owned by the person holding the options or convertible notes for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

	Beneficial ownership of our common stock
Name and Address of Beneficial Owner	Number of Shares	Percent
Phillip Frost, M.D. and related entities(1) 4400 Biscayne Blvd., Suite 1500 Miami, FL 33137	54,088,662	33.5%
Vector Group Ltd.(2) 4400 Biscayne Blvd., 10th Floor Miami, FL 33137	12,893,382	8.0%
Mark Andrews(3)	5,917,978	3.7%
John Beaudette(4)	173,746	*
Henry C. Beinstein(5)	300,000	*
John S. Glover(6)	1,702,927	1.0%
Dr. Richard M. Krasno(7)	75,000	*
Richard J. Lampen(8)	5,713,026	3.5%
Alejandra Peña(9)	148,750	*
Steven D. Rubin(10)	201,000	*
Alfred J. Small(11)	613,716	*
T. Kelley Spillane(12)	675,846	*
Mark Zeitchick(13)	150,000	*
All directors and executive officers as a group (12 persons)(14)	69,760,651	41.4%

*	Less than 1 percent.
(1)	Includes 40,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2017. Also includes 9,370,790 shares of common stock held by Frost Nevada Investments Trust. Frost-Nevada Limited Partnership is the sole and exclusive beneficiary of Frost Nevada Investments Trust. Dr. Frost is one of five limited partners of Frost-Nevada Limited Partnership and the sole shareholder of Frost-Nevada Corporation, which is the sole general partner of Frost-Nevada Limited Partnership. Dr. Frost disclaims beneficial ownership of the shares held by Frost Nevada Investments Trust, except to the extent of his pecuniary interest. Also includes (i) 43,342,540 shares of common stock held by Frost Gamma Investments Trust, of which Dr. Frost is the trustee and (ii) 555,556 shares of common stock issuable upon conversion of $500,000 aggregate principal amount of convertible notes held by Frost Gamma Investments Trust. Frost Gamma Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma Limited Partnership. The general partner of Frost Gamma Limited Partnership is Frost Gamma, Inc., and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation. Dr. Frost disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.
(2)	This information has been derived from a Schedule 13D, as amended, filed with the SEC on March 14, 2014. Includes 222,223 shares of common stock issuable upon conversion of $200,000 aggregate principal amount of convertible notes. Excludes (i) 5,713,026 shares of common stock beneficially owned by Richard J. Lampen, the executive vice president of Vector Group Ltd., and a director and the president and chief executive officer of our company, and (ii) 300,000 shares of common stock beneficially owned by Henry C. Beinstein, a director of our company, who is also a director of Vector Group.

(3)	Includes 1,183,079 shares of common stock held by Knappogue Corp. Knappogue Corp. is controlled by Mr. Andrews and his family. Mr. Andrews disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. Includes 55,556 shares of common stock issuable upon conversion of $50,000 aggregate principal amount of convertible notes. Also includes 1,100,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2017 and 2,867,659 shares of common stock held jointly by Mr. Andrews and his wife.
(4)	Includes 9,246 shares of common stock held by BPW Holdings LLC, an entity of which Mr. Beaudette is a principal interest holder. Mr. Beaudette disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. Also includes 139,500 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2017.
(5)	Includes 100,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2017. Excludes shares of common stock beneficially owned by Vector Group Ltd., of which Mr. Beinstein serves as a director.
(6)	Includes 1,225,400 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2017.
(7)	Includes 25,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2017.
(8)	Includes 2,850,000 shares of common stock issuable upon exercise of options held by Mr. Lampen exercisable within 60 days of January 3, 2017. Also includes (i) 960,000 shares of common stock and (ii) 55,556 shares of common stock issuable upon conversion of $50,000 aggregate principal amount of convertible notes, each held by Mr. Lampen’s wife. Excludes shares of common stock beneficially owned by Vector Group Ltd., of which Mr. Lampen serves as an executive officer.
(9)	Includes 148,750 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2017.
(10)	Includes 200,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2017.
(11)	Includes 381,250 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2017.
(12)	Includes 432,283 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2017.
(13)	Includes 70,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2017.
(14)	Includes (i) 6,712,183 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2017 and (ii) 666,668 shares of common stock issuable upon conversion of $600,000 aggregate principal amount of convertible notes.

PROPOSAL I
ELECTION OF DIRECTORS

Eight directors will be elected to hold office until the next annual meeting of shareholders or until their successors are duly elected or their earlier death, resignation or removal. All of the nominees currently serve as directors.

The proxies solicited by our board of directors will be voted FOR the election of these nominees unless other instructions are specified. Our articles of incorporation do not provide for cumulative voting. Should any nominee become unavailable to serve, the proxies may be voted for a substitute nominee designated by the board or the board may reduce the number of authorized directors. Information regarding each director nominee is set forth below.

Mark E. Andrews, III, 66, our chairman of the board, founded our predecessor company, Great Spirits Company LLC, in 1998 and served as its chairman of the board, president and chief executive officer from its inception until December 2003. Mr. Andrews has served as our chairman of the board since December 2003 and served as our president from December 2003 until November 2005. Mr. Andrews served as our chief executive officer from December 2003 until November 2008. Prior to founding our predecessor, Mr. Andrews founded American Exploration Company, a company engaged in the exploration and production of oil and natural gas, in 1980. He oversaw that company becoming publicly traded in 1983 and served as its chairman and chief executive officer until its merger with Louis Dreyfus Natural Gas Corp. in October 1997. He also serves as a life trustee of The New York Presbyterian Hospital in New York City. Mr. Andrews’ pertinent experience, qualifications, attributes and skills include financial literacy and expertise, industry experience, managerial experience, and the knowledge and experience he has attained through his service as a director and officer of publicly-traded corporations.

John F. Beaudette, 59, has served as a director of our company since January 2004. Since 1995, Mr. Beaudette has been president and chief executive officer of MHW Ltd., a national beverage alcohol import, distribution and service company located in Manhasset, New York. MHW Ltd. provides U.S. import and distribution services to wineries, breweries, and distilleries throughout the world. He serves as Vice Chairman of the board of directors of The National Association of Beverage Importers Inc. (NABI). Mr. Beaudette’s pertinent experience, qualifications, attributes and skills include industry expertise, managerial experience and the knowledge and experience he has attained through his service as a director of our corporation.

Henry C. Beinstein, 73, has served as a director of our company since January 2009. He has been a partner of Gagnon Securities, LLC, a broker-dealer and a FINRA member firm, since January 2005 and has been a money manager and an analyst and registered representative of such firm since August 2002. Mr. Beinstein has been a director of Vector Group Ltd., a New York Stock Exchange listed holding company, since March 2004. Vector Group is engaged principally in the tobacco business through its Liggett Group LLC subsidiary and in the real estate and investment business through its New Valley LLC subsidiary. New Valley owns more than 70% of Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York metropolitan area. Since May 2001, Mr. Beinstein has served as a director of Ladenburg Thalmann Financial Services Inc., a publicly-traded diversified financial services company. Mr. Beinstein is a certified public accountant in New York and New Jersey and previously was a partner and national director of finance and administration at Coopers & Lybrand. Mr. Beinstein’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Phillip Frost, M.D., 80, has served as a director of our company since October 2008 and previously served as a director of our company from September 2005 to August 2007. Since March 2007, he has served as chairman of the board and chief executive officer of OPKO Health, Inc., a multi-national biopharmaceutical and diagnostics company. Since July 2006, Dr. Frost has served as the chairman of the board of directors of Ladenburg Thalmann Financial Services Inc. Since December 2015, Dr. Frost has served as vice chairman of the board of directors of Cogint, Inc. (formerly IDI, Inc.), a data analytics company. Dr. Frost also serves as a director for CoCrystal Pharma, Inc., a biotechnology company, and Sevion Therapeutics, Inc. (formerly Senesco Technologies, Inc.), a clinical-stage biotech company specializing in cancer therapeutics. He also serves as chairman of Temple Emanu-El, as a member of the Florida Council of 100 and as a trustee for each of the University of Miami, the Miami Jewish Home for the Aged and the Mount Sinai Medical Center. From 1972 to 1990, Dr. Frost was the chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida. Dr. Frost served as a director of Teva Pharmaceutical Industries Ltd., a pharmaceutical company, from January 2006 until February 2015, served as chairman of the board of directors of Teva from March 2010 until December 2014 and served as vice chairman of the board of directors from January 2006 when Teva acquired IVAX Corporation until March 2010. Dr. Frost was chairman of the board of directors of Key Pharmaceuticals, Inc. from 1972 until its acquisition by Schering Plough Corporation in 1986 and served as chairman of the board of directors and chief executive officer of IVAX from 1987 to January 2006. Dr. Frost previously served as a director of Northrop Grumman Corp., Continucare Corp. (until its merger with Metropolitan Health Networks, Inc.), PROLOR Biotech, Inc. (until it was acquired by OPKO Health, Inc.) and TransEnterix, Inc. (formerly SafeStitch Medical, Inc.), and as governor and co-vice-chairman of the American Stock Exchange (now NYSE MKT). Dr. Frost’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience, and the knowledge and experience he has attained through his service as a director and officer of publicly-traded corporations.

Dr. Richard M. Krasno, 74, has served as a director of our company since March 2015. Dr. Krasno has served as a director of Ladenburg Thalmann Financial Services Inc. since 2006 and has served as its lead director since November 2014. Since October 2016, Dr. Krasno has served as a director of BioCardia, Inc., a clinical-stage regenerative medicine company. From 1999 to 2014, he served as the executive director of the William R. Kenan, Jr. Charitable Trust and, from 1999 to 2010, as president of the four affiliated William R. Kenan, Jr. Funds. Prior to joining the Trust, Dr. Krasno was the president of the Monterey Institute of International Studies in Monterey, California. From 2004 to 2012, Dr. Krasno also served as a director of the University of North Carolina Health Care System and served as chairman of the board of directors from 2009 to 2012. From 1981 to 1998, he served as president and chief executive officer of the Institute of International Education in New York. He also served as Deputy Assistant Secretary of Education in Washington, D.C. from 1979 to 1980. Dr. Krasno’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Richard J. Lampen, 63, has served as our president and chief executive officer and as a director of our company since October 2008. Mr. Lampen has served as executive vice president of Vector Group Ltd. since July 1996. Since September 2006, he has served as president and chief executive officer of Ladenburg Thalmann Financial Services Inc. Mr. Lampen has served as a director of Ladenburg Thalmann Financial Services Inc. since January 2002. Mr. Lampen currently serves as chairman of the board of directors of the Financial Services Institute. From January 1997 until January 2014, Mr. Lampen served as a director of SG Blocks, Inc., a company that designs and fabricates container-based structures. Mr. Lampen’s pertinent experience, qualifications, attributes and skills include his knowledge and experience in our company attained through his service as a director of our company and as president and chief executive officer since 2008, his managerial experience and the knowledge and experience he has attained through his service as a director and officer of publicly-traded corporations.

Steven D. Rubin, 56, has served as a director of our company since January 2009. Mr. Rubin has served as executive vice president — administration since May 2007 and as a director of OPKO Health, Inc. since February 2007. Mr. Rubin served as the senior vice president, general counsel and secretary of IVAX Corporation from August 2001 until its merger with Teva in January 2006. Mr. Rubin currently serves on the board of directors of Cogint, Inc., Kidville, Inc., which operates large, upscale facilities, catering to newborns through five-year-old children and their families and offers a wide range of developmental classes for newborns to five-year-olds, Non-Invasive Monitoring Systems, Inc., a medical device company, Cocrystal Pharma, Inc., Sevion Therapeutics, Inc., and Neovasc, Inc., a company developing and marketing medical specialty vascular devices. Mr. Rubin previously served as a director of Dreams, Inc., a vertically integrated sports licensing and products company, SafeStitch Medical, Inc. prior to its merger with TransEnterix, Inc., and PROLOR Biotech, Inc., prior to its acquisition by OPKO in August 2013. From September 2008 to October 2016, Mr. Rubin served as a director, and from May 2016 to October 2016, served as interim chief executive officer and interim chief financial officer of, TigerX Medical, Inc. (now known as BioCardia,

Inc.), which previously was an early-stage orthopedic medical device company specializing in designing, developing and marketing reconstructive joint devices and spinal surgical devices, Mr. Rubin’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, legal experience, managerial experience, and the knowledge and experience he has attained through his service as a director and officer of publicly-traded corporations.

Mark Zeitchick, 51, has served as a director of our company since March 2014. Mr. Zeitchick has been executive vice president of Ladenburg Thalmann Financial Services Inc. since September 2006 and has served as a director of Ladenburg Thalmann Financial Services Inc. since 1999. From August 1999 until December 2003, Mr. Zeitchick served as an executive vice president of Ladenburg Thalmann Financial Services Inc. and from September 2006 until December 2011, Mr. Zeitchick served as president and chief executive officer of its subsidiary Ladenburg Thalmann & Co. Inc. Mr. Zeitchick has been a registered representative with Ladenburg Thalmann & Co. Inc. since March 2001. Mr. Zeitchick’s pertinent experience, qualifications, attributes and skills include managerial and financial experience and the knowledge and experience he has attained through his service as a director and officer of a publicly-traded corporation.

Vote Required

The vote required to approve the proposal to elect the eight nominees listed above to serve as members of our board of directors is the affirmative vote of a plurality of the votes cast at the meeting with respect to the proposal.

Our board of directors recommends that you vote FOR each of the nominees named above. Unless otherwise indicated, all proxies will be voted FOR the election of each of the nominees named above.

Executive Officers

Our executive officers serve until the appointment and qualification of their successors or until their earlier death, resignation or removal by our board of directors. The following table lists the name, age and position of our executive officers:

Name	Age	Position
Richard J. Lampen	63	President and Chief Executive Officer
John S. Glover	62	Chief Operating Officer
T. Kelley Spillane	54	Senior Vice President — Global Sales
Alfred J. Small	47	Senior Vice President, Chief Financial Officer, Treasurer & Secretary
Alejandra Peña	49	Senior Vice President — Marketing

Listed below are biographical descriptions of our current executive officers. For Mr. Lampen’s information, see the description under “Election of Directors” above.

John S. Glover, our chief operating officer, joined us in February 2008. From February 2008 to October 2008, Mr. Glover served as our senior vice president — marketing, and from October 2008, he has served as our chief operating officer. From June 2006 to February 2008, Mr. Glover served as senior vice president — commercial management of Remy Cointreau USA. From January 2001 to June 2006, Mr. Glover served in various management positions at Remy Cointreau in the United States and France. From January 1999 to January 2001, he was a managing director and chief marketing officer for Bols Royal Distilleries in the Netherlands.

T. Kelley Spillane, our senior vice president — global sales, joined us in April 2000. From April 2000 to December 2003, Mr. Spillane served as vice president — sales of Great Spirits Company, and was appointed executive vice president — U.S. sales in December 2003. He has served as our senior vice president — global sales since June 2013. Prior to joining us, Mr. Spillane worked at Carillon Importers Limited, a division of Grand Metropolitan PLC. Carillon developed and launched Absolut Vodka and Bombay Sapphire Gin. At Carillon, Mr. Spillane served as assistant manager for its control states and duty free divisions and was promoted to director of special accounts, focusing on expanding sales in national accounts.

Alfred J. Small, our senior vice president, chief financial officer, treasurer and secretary joined us in October 2004. Mr. Small has served as our chief financial officer and treasurer since November 2007 and as our secretary since January 2009. He previously served as our vice president-controller from March 2007 until November 2007 and has served as our principal accounting officer since October 2006. Mr. Small is a certified public accountant.

Alejandra Peña, our senior vice president — marketing, joined us in September 2010. Prior to joining Castle Brands, Ms. Peña most recently served as marketing vice president for liqueurs and spirits for Remy Cointreau USA, where she was responsible for the marketing of Cointreau Liqueur and Mount Gay Rum in addition to other brands. Earlier in her career, she was employed with Banfi and served as marketing director of Italian Estate Wines. Ms. Peña started her career as a strategic consultant and is fluent in English, Spanish and Italian.

There are no family relationships among any of our directors and executive officers.

Corporate Governance Guidelines

Our board of directors has adopted a code of conduct, which applies to all of our directors, executive officers and employees. The code of conduct sets forth our commitment to conduct our business in accordance with the highest standards of business ethics and to promote the highest standards of honesty and ethical conduct by our directors, executive officers and employees.

Our board of directors has also adopted a nominating and corporate governance committee charter that sets forth (i) corporate governance principles intended to promote efficient, effective and transparent governance and (ii) procedures for the identification and selection of individuals qualified to become directors.

Among other matters, our nominating and corporate governance committee charter and code of conduct set forth the following governing principles:

•	A majority of our directors should be “independent” as defined in the rules adopted by the SEC and the NYSE MKT.
•	To facilitate critical discussion, the independent directors are required to meet apart from other board members and management representatives.
•	Compensation of our non-employee directors should include equity-based compensation. Employee directors are not paid for their board service in addition to their regular employee compensation.
•	All directors, executive officers and employees must act at all times in accordance with the requirements of our code of conduct. This obligation includes adherence to our policies with respect to conflicts of interest; full, accurate and timely disclosure; compliance with securities laws; confidentiality of our information; protection and proper use of our assets; ethical conduct in business dealings; and respect for and compliance with applicable law. Any change to, or waiver of, the requirements of, the code of conduct with respect to any director, principal financial officer, principal accounting officer or persons performing similar functions may be granted only by the board of directors. Any such change or waiver will be promptly disclosed as required by applicable law or regulations.

Our code of conduct and our nominating and corporate governance committee charter are posted on our investor relations website at http:/investor.castlebrandsinc.com. We intend to post amendments to, or waivers from a provision of, our code of business conduct that apply to our principal executive officer, principal financial officer or persons performing similar functions on our web site.

Shareholder Nominations

There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors.

PROPOSAL II
APPROVAL OF THE ADOPTION OF THE CASTLE BRANDS INC. 2017
EMPLOYEE STOCK PURCHASE PLAN

Background and Purpose.

On December 16, 2016, our board of directors adopted the Castle Brands Inc. 2017 Employee Stock Purchase Plan, which we refer to as the 2017 ESPP, and recommended that it be submitted to our shareholders for their approval at the next annual meeting.

The purpose of the 2017 ESPP is to provide incentives for present and future employees of our company and any designated subsidiary to acquire a proprietary interest in our company through the purchase of shares of our common stock.

The plan is designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Shareholder approval for the plan is required in order to comply with the requirements of Section 423 of the Code. Under NYSE MKT Rule 711(b), shareholder approval of this plan is not required under NYSE MKT rules because shareholder approval is required under the Code.

The following is a summary of certain principal features of the 2017 ESPP. This summary is qualified in its entirety by reference to the complete text of the 2017 ESPP. Shareholders are urged to read the actual text of the 2017 ESPP in its entirety which is set forth as Exhibit A to this proxy statement.

Administration

The compensation committee of our board of directors, which we refer to as the Committee in this Proposal II, will administer the 2017 ESPP. The 2017 ESPP vests the Committee with the authority to interpret the 2017 ESPP, to prescribe, amend and rescind rules and regulations relating to the 2017 ESPP, and to make all other determinations necessary or advisable for the administration of the 2017 ESPP. However, our board of directors may exercise that authority in lieu of the Committee. The 2017 ESPP is required to be administered in a manner consistent with Rule 16b-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

Participation

Employees of our company and any designated subsidiary on April 1, 2017 are eligible to participate in the 2017 ESPP as of that date if they are scheduled to work at least twenty hours per week and more than five months per calendar year. Individuals who become employees of our company and any designated subsidiary after April 1, 2017, and are scheduled to work at least twenty hours per week and more than five months per calendar year, become eligible to participate in the 2017 ESPP on the first trading date after the twelve months following his or her commencement of employment. These eligible employees may become participants in the 2017 ESPP by completing an enrollment agreement and filing it with us. As of November 30, 2016, approximately 45 employees of our company and designated subsidiaries would have been eligible to participate in the 2017 ESPP if the plan had been effective as of such date.

Offerings

The 2017 ESPP generally is implemented through a series of 6-month-long offering periods, beginning on April 1 and ending on September 30 and beginning on October 1 and ending on March 31. Shares of our common stock are available for purchase under the 2017 ESPP on periodic exercise dates within each offering period. Exercise dates are the last business day on or before September 30 and March 31 during each offering period. On the first business day of each offering period, participants are granted the option to purchase shares of our common stock on the exercise dates within that offering period.

No participant is eligible for the grant of any option under the 2017 ESPP if, immediately after the grant, the participant would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock or of any of our subsidiaries. Additionally, no participant may be granted any option that would permit the participant to buy more than $25,000 worth of our common stock, determined at the time the option is granted, in any calendar year.

Payroll Deductions

The enrollment agreements that each participant must submit authorize after-tax payroll deductions from the participants’ compensation during each payroll period. Participants must elect a payroll deduction amount of at least 1%, and up to 25%, of their compensation. A participant may change or terminate his or her payroll deductions at any time during an offering period, but may only begin payroll deductions on specified dates. All payroll deductions made for a participant are credited to his or her account under the plan and deposited with our general funds.

Exercise Price

The exercise price per share at which shares are sold in an offering under the 2017 ESPP is 85% of the closing price of our common stock on the first day of the offering period or, if lower, 85% of the closing price on the exercise date. Participants pay the exercise price through accumulated payroll deductions over the offering period.

Withdrawal from the Plan

A participant may withdraw from participation in the 2017 ESPP at any time by completing a withdrawal form and delivering it to us. If a participant’s employment terminates for any reason, he or she is treated as having withdrawn from the 2017 ESPP.

A participant’s withdrawal is effective as soon as administratively practicable after we receive the notice of withdrawal. All options granted to the participant under the 2017 ESPP, but not yet exercised, automatically terminate, and no further purchases of common stock are made for the participant’s account following the effectiveness of the participant’s withdrawal. We cease making payroll deductions for a participant’s account beginning with the first payroll period that starts after the effectiveness of the participant’s withdrawal, and we refund any accumulated payroll deductions which are not used to purchase stock under the 2017 ESPP.

In order to rejoin the 2017 ESPP, former participants must submit a new enrollment agreement.

Restrictions on Transfer; No Shareholder Rights

No plan contributions or options granted under the 2017 ESPP are assignable or transferable, other than by will or by the laws of descent and distribution or as provided under the 2017 ESPP. During the lifetime of a participant, an option is exercisable only by the participant. A participant does not have any interest or voting rights in shares covered by his or her option until the option has been exercised.

Duration, Termination, and Amendment of the Plan

The 2017 ESPP will terminate following the last exercise date before the 10th anniversary of the effective date, or if sooner, on the date on which all shares reserved for issuance under the 2017 ESPP have been sold. Additionally, our board of directors may terminate the 2017 ESPP earlier. The board or the Committee may amend the 2017 ESPP at any time. However, no amendment may change any option in a way that adversely affects the rights of the holder of the option, no amendment may in any way cause rights issued under the 2017 ESPP to fail to meet the requirements for employee stock purchase plans under Section 423 of the Code, and no amendment may cause the 2017 ESPP to fail to comply with Rule 16b-3 of the Exchange Act.

Shares Reserved under the Plan

3,000,000 shares of our common stock are reserved for issuance over the term of the 2017 ESPP. If any option granted under the 2017 ESPP expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to that option will again be available for issuance under the 2017 ESPP.

Effect of Certain Corporate Events

The 2017 ESPP provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares of our common stock as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends.

Under circumstances of our dissolution or liquidation, the offering period in progress will terminate immediately prior to the consummation of such proposed action, unless the Committee determines otherwise.

In the event of a merger or a sale of all or substantially all of our assets, each option under the plan will be assumed or an equivalent option will be substituted by the successor corporation, unless the Committee accelerates the date on which the options may be exercised.

New Plan Benefits

We are not able to determine the dollar value and number of any additional plan benefits which will be received by or allocated to any of our executive officers, our current executive officers, as a group, or employees who are not executive officers, as a group, because participation in the plan and the rate of withholding is voluntary and determined by each eligible person in his or her sole discretion. The adoption of the 2017 ESPP will not result in any new benefits to the current directors who are not executive officers, as a group, including nominees for election as a director, because those persons are not eligible to participate in the 2017 ESPP.

Federal Income Tax Effects

Options granted under the plan are intended to qualify for favorable federal income tax treatment to our employees under Sections 421 and 423 of the Code. Employee contributions are made on an after-tax basis. A participant would not realize a capital gain or capital loss on common stock purchased under the plan until the participant sells his or her shares of common stock. If a participant disposes of shares two years or more after the date of the beginning of the offering period when the shares were acquired, and more than one year after the shares were purchased, the participant would recognize as ordinary income the lesser of (i) the excess of the fair market value of the shares on the date of sale over the price paid, or (ii) the discount of the fair market value of the shares at the beginning of the offering period. Additionally, the participant would recognize a long-term capital gain or loss, within the meaning of the Code, equal to the difference between the amount realized from the sale of the shares and the participant’s basis. The participant’s basis would be the purchase price plus any amount taxed as ordinary compensation income.

If a participant disposes of shares within two years of the date of the beginning of the offering period during which the shares were purchased, or within one year after the shares were purchased, the participant would recognize ordinary compensation income equal to the excess of the fair market value of the shares on the purchase date over the price paid for the shares. Additionally, the participant would recognize a capital gain or loss, within the meaning of the Code, equal to the difference between the amount realized from the sale of the shares and the participant’s basis. The participant’s basis would be the purchase price plus the amount taxed as ordinary compensation income. If the participant held the shares for more than one year, the capital gain or loss would be a long-term gain or loss.

Our company does not receive an income tax deduction upon either the grant of the option or a participant’s exercise of the option, but generally does receive a deduction equal to the ordinary compensation income that the participant is required to recognize as a result of the disposition of the shares if the participant disposes of the shares within two years of the date of the beginning of the offering period when the shares were acquired, or within one year after the shares are purchased.

On January 9, 2017, the last reported sale price per share of our common stock on the NYSE MKT was $0.78.

Vote Required

The vote required to approve the adoption of the Castle Brands Inc. 2017 Employee Stock Purchase Plan is the affirmative vote of a majority of votes cast at the meeting with respect to the proposal.

Our board of directors recommends that you vote FOR Proposal II, the approval of the adoption of the Castle Brands Inc. 2017 Employee Stock Purchase Plan.

PROPOSAL III
APPROVAL OF AN AMENDMENT TO THE CASTLE BRANDS INC. 2013
INCENTIVE COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES
ISSUABLE UPON GRANTS OF AWARDS UNDER THE PLAN

We are asking our shareholders to approve an amendment to the Castle Brands Inc. 2013 Incentive Compensation Plan (the “2013 Plan”), to increase the number of shares of common stock available for issuance under the 2013 Plan by 10,000,000 shares.

The purpose of the 2013 Plan is to assist us and our subsidiaries and other designated affiliates, which we refer to as Related Entities, in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us or our Related Entities, by enabling such persons to acquire or increase a proprietary interest in our company in order to strengthen the mutuality of interests between such persons and our shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value.

In September 2012, our shareholders adopted the 2013 Plan, covering 10,000,000 shares of our common stock, under which our officers, directors, key employees and consultants are eligible to receive incentive or non-qualified stock options, stock appreciation rights, restricted stock awards, deferred stock, dividend equivalents, bonus stock and awards in lieu of cash obligations and other stock based awards. As of the record date, there were outstanding grants of options under the 2013 Plan to purchase a total of 8,176,250 shares of common stock and we have only 1,823,750 shares of common stock available for future grants under the 2013 Plan. Our board approved the 2013 Plan, as amended, on December 16, 2016, subject to shareholder approval. If approved by our shareholders, the amended 2013 Plan will become effective upon shareholder approval.

If the plan, as summarized below, is amended as proposed, then, if all the shares reserved thereunder were issued upon the exercise of options and other awards, such shares would constitute 11.1% of the total shares that would then be outstanding (assuming no exercise or conversion of other outstanding options, warrants or other convertible securities and no other stock issuances).

Summary of 2013 Plan

The following summary of the 2013 Plan does not purport to be complete, and is subject to and qualified in its entirety by reference to the 2013 Plan.

Shares Available for Awards; Annual Per-Person Limitations

The total number of shares of common stock currently reserved and available for delivery under the 2013 Plan (“Awards”) at any time during the term of the 2013 Plan is equal to 10,000,000 shares. If this Proposal III is approved by our shareholders, an additional 10,000,000 shares will be available for future grants under the 2013 Plan. Assuming the shareholders approve this Proposal III, a total of 20,000,000 shares of our common stock will have been reserved for issuance under the 2013 Plan. The foregoing limit is increased by the number of shares of common stock for Awards previously granted under the 2013 Plan that are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares, and the number of shares that are tendered (either actually or by attestation) or withheld upon exercise of an Award to pay the exercise price or any tax withholding requirements. Awards issued in substitution for awards previously granted by a company acquired by us or a Related Entity, or with which we or any Related Entity combines, do not reduce the limit on grants of Awards under the 2013 Plan.

The 2013 Plan imposes individual limitations on the amount of certain Awards in part to comply with Section 162(m) of the Code. Under these limitations, during any 12-month period, no participant may be granted (i) stock options or stock appreciation rights with respect to more than 2,500,000 shares of common stock, or (ii) shares of restricted stock, shares of deferred stock, performance shares and other stock based-awards with respect to more than 2,500,000 shares of common stock, in each case, subject to adjustment in certain circumstances. The maximum amount that may be paid out as performance units with respect to any 12-month performance period is $1,000,000, and is $2,500,000 with respect to any performance period that is more than 12 months.

The compensation committee of our board of directors, which we refer to as the Committee for purposes of this Proposal III, is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares of common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the common stock so that an adjustment is appropriate. The Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Eligibility

The persons eligible to receive Awards under the 2013 Plan are the officers, directors, employees, consultants and other persons who provide services to us or any Related Entity. The foregoing notwithstanding, only our employees, or any employees of our subsidiary corporations (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), are eligible for purposes of receiving any incentive stock options, which we refer to as ISOs. An employee on leave of absence may be considered as still in the employ of our company or a Related Entity for purposes of eligibility for participation in the 2013 Plan. As of December 16, 2016, approximately 65 persons were eligible to participate in the 2013 Plan, including 58 officers and other employees and seven non-employee directors. The specific future benefits or amounts to be received by our officers and employees under the 2013 Plan are not yet determinable.

Administration

The 2013 Plan is to be administered by the Committee; provided, however, that except as otherwise expressly provided in the 2013 Plan, our board may exercise any power or authority granted to the Committee under the 2013 Plan. Subject to the terms of the 2013 Plan, the Committee is authorized to select eligible persons to receive Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the 2013 Plan, construe and interpret the 2013 Plan and Award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the 2013 Plan.

Stock Options and Stock Appreciation Rights

The Committee is authorized to grant stock options, including both ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation right are determined by the Committee. In the case of an ISO, the exercise price per share shall be no less than 100% of the fair market value of a share of common stock on the date such ISO is granted. An option granted to a person who owns or is deemed to own stock representing 10% or more of the voting power of all classes of stock of our company or any parent company (sometimes referred to as a “10% owner”) will not qualify as an ISO unless the exercise price for the option is not less than 110% of the fair market value of a share of common stock on the date such ISO is granted.

For purposes of the 2013 Plan, the term “fair market value” means the fair market value of common stock, Awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the fair market value of common stock as of any given date shall be the closing sales price per share of common stock as reported on the principal stock exchange or market on which our common stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the Committee, except that no option or stock appreciation right may have a term exceeding ten years, and no ISO granted to a

10% shareholder (as described above) may have a term exceeding five years (to the extent required by the Code at the time of grant). Methods of exercise and settlement and other terms of options and stock appreciation rights are determined by the Committee. The Committee, thus, may permit the exercise price of options awarded under the 2013 Plan to be paid in cash, shares, other Awards or other property (including loans to participants).

Restricted and Deferred Stock

The Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of, and which is subject to such risks of forfeiture and other restrictions as the Committee may impose. A participant granted restricted stock generally has all of the rights of a shareholder of ours, unless otherwise determined by the Committee. An Award of deferred stock confers upon a participant the right to receive shares of common stock at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Committee may impose. Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents

The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other Awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another Award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, Awards or otherwise as specified by the Committee.

Bonus Stock and Awards in Lieu of Cash Obligations

The Committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other Awards in lieu of company obligations to pay cash under the 2013 Plan or other plans or compensatory arrangements, subject to such terms as the Committee may specify.

Other Stock-Based Awards

The Committee or the board of directors is authorized to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The Committee determines the terms and conditions of such Awards.

Performance Awards

The Committee is authorized to grant Awards in the form of performance awards to participants on terms and conditions established by the Committee. The performance criteria to be achieved during any performance period and the length of the performance period are determined by the Committee upon the grant of the performance award. Performance awards may be valued by reference to a designated number of shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance Awards may be settled by delivery of cash, shares of common stock or other property, or any combination thereof, as determined by the Committee. Performance awards granted to persons whom the Committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the Committee, be subject to provisions that should qualify such Awards as “performance-based compensation” not subject to the limitation on tax deductibility by the company under Code Section 162(m). For purposes of Section 162(m), the term “covered employee” means the company’s chief executive officer and each other person whose compensation is required to be disclosed in the company’s filings with the SEC by reason of that person being among the two highest compensated officers of the company (other than the company’s chief executive officer) as of the end of a taxable year. If and to the extent required under Code Section 162(m), any power or authority relating to a performance award intended to qualify under Code Section 162(m) is to be exercised by the Committee and not the board.

If and to the extent that the Committee determines that these provisions of the 2013 Plan are to be applicable to any Award, one or more of the following business criteria for our company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of our company and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria), are to be used by the Committee in establishing performance goals for Awards under the 2013 Plan: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and/or (18) the fair market value of a share of common stock. Any of the above goals may be determined on an absolute or relative basis (e.g., growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the company. The Committee may exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges; (ii) an event either not directly related to the operations of the company or not within the reasonable control of the company’s management; (iii) a change in accounting standards required by generally accepted accounting principles; or (iv) such other exclusions or adjustments as the Committee specifies at the time the Award is granted.

The Committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential Award.

Other Terms of Awards

Awards may be settled in the form of cash, shares of common stock, other Awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, shares of common stock or other property in trusts or make other arrangements to provide for payment of our obligations under the 2013 Plan. The Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2013 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may, in its discretion, permit transfers subject to any terms and conditions the Committee may impose thereon.

Awards under the 2013 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant Awards in exchange for other Awards under the 2013 Plan, awards under other company plans, or other rights to payment from us, and may grant Awards in addition to and in tandem with such other Awards, rights or other awards.

Acceleration of Vesting; Change in Control

The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and if so provided in the Award agreement or otherwise determined by the Committee, vesting shall occur automatically in the case of a “change in control” of the company, as defined in the 2013 Plan (including the cash settlement of stock appreciation rights which may be exercisable in the event of a change in control). In addition, the Committee may provide in an Award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.” For purposes of the 2013 Plan, unless otherwise specified in an Award agreement, a change in control means the occurrence of any of the following (capitalized terms used but not otherwise defined in clauses (i) through (iii) below shall have the meanings given to them in the 2013 Plan):

(i)	The acquisition by any Person (as that term is used in the Exchange Act) of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (A) the then outstanding shares of our common stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that the following acquisitions shall not constitute or result in a Change of Control: (v) any acquisition directly from us; (w) any acquisition by us; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any subsidiary; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or
(ii)	During any period of two consecutive years (not including any period prior to the Effective Date) individuals who constitute the board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board; or
(iii)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving us or any of our subsidiaries, a sale or other disposition of all or substantially all of our assets, or the acquisition of assets or stock of another entity by us or any of our subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns us or all or substantially all of our assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of our company or such corporation resulting from such Business Combination or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, providing for such Business Combination; or
(iv)	Approval by our shareholders of a complete liquidation or dissolution of our company.

Amendment and Termination

Our board may amend, alter, suspend, discontinue or terminate the 2013 Plan or the Committee’s authority to grant Awards without further shareholder approval (including in a manner adverse to the rights of a participant under an outstanding Award), except that shareholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted. Thus, shareholder approval may not necessarily be required for every amendment to the 2013 Plan which might increase the cost of the 2013 Plan or alter the eligibility of persons to receive Awards. Shareholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the board may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the board, the 2013 Plan will terminate at the earliest of (a) such time as no shares of common stock remain available for issuance under the 2013 Plan, (b) termination of the 2013 Plan by the board, or (c) the tenth anniversary of the effective date of the 2013 Plan. Awards outstanding upon expiration of the 2013 Plan will remain in effect until they have been exercised or terminated, or have expired.

Federal Income Tax Consequences of Awards

The 2013 Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Nonqualified Stock Options

An optionee generally is not taxable upon the grant of a nonqualified stock option granted under the 2013 Plan. On exercise of a nonqualified stock option granted under the 2013 Plan an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is an employee of our company or a Related Entity, that income will be subject to the withholding of federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those shares will begin on that date.

If an optionee pays for shares of stock on exercise of an option by delivering shares of our common stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate or other indicia of ownership is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate or other indicia of ownership will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

We will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Incentive Stock Options

The 2013 Plan provides for the grant of stock options that qualify as ISOs. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of a Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, a Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An optionee who exercises an ISO by delivering shares of stock acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents “pyramiding” or the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the 2013 Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the stock award, equal to the excess, if any, of the fair market value of the stock on the date the stock award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the 2013 Plan the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year from the date as of which he or she would be required to recognize any compensation income.

We will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Appreciation Rights

We may grant SARs separate from any other Award, which we refer to as Stand-Alone SARs, or in tandem with options, which we refer to as Tandem SARs, under the 2013 Plan. Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

With respect to Stand-Alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

With respect to Tandem SARs, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the recipient will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares of stock over the exercise price.

In general, there will be no federal income tax deduction allowed to us upon the grant or termination of Stand-Alone SARs or Tandem SARs. Upon the exercise of either a Stand-Alone SAR or a Tandem SAR, however, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Dividend Equivalents

Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value of the amount received. We generally will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.

Section 162 Limitations

Section 162(m) to the Code generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that Awards granted to participants under the 2013 Plan who the Committee expects to be covered employees at the time a deduction arises in connection with such Awards, may, if and to the extent so intended by the Committee, be granted in a manner that will qualify as such “performance-based compensation,” so that such Awards would not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect our ability to ensure that Awards under the 2013 Plan will qualify as “performance-based compensation” that are fully deductible by us under Section 162(m).

Importance of Consulting Tax Adviser

The information set forth above is a summary only and does not purport to be complete. Also, the information is based upon current federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult his or her tax adviser as to the federal, state, local and other tax consequences of the grant or exercise of an Award or the disposition of stock acquired as a result of an Award.

Future Plan Awards

No awards have been granted to any officer, director, employee or consultant pursuant to the 2013 Plan that are contingent upon the approval by our shareholders of the amendments to the 2013 Plan. We anticipate that other equity-based awards may be granted in the discretion of the Committee under the 2013 Plan out of the additional shares of our common stock to be reserved for issuance in connection with the approval of the amendments to the 2013 Plan; however, the number of shares of our common stock that may be so granted will be based upon various prospective factors, including the nature of services to be rendered by our employees, officers, non-employee directors and consultants, and their potential contributions to our success. Accordingly, the number, type, and grantee(s) of actual future awards cannot be determined at this time.

Equity Compensation Plan Information

The following table sets forth information at March 31, 2016 regarding compensation plans under which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, restricted stock and rights	Weighted- average exercise price of outstanding options, warrants, restricted stock and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	13,508,086	$0.79	4,767,000
Equity compensation plans not approved by security holders	—	—	—
Total	13,508,086	$0.79	4,767,000

Vote Required

The vote required to approve the amendment to the 2013 Plan is the affirmative vote of a majority of votes cast at the meeting with respect to the proposal.

Our board of directors recommends that you vote FOR Proposal III, the approval of the amendment to the Castle Brands Inc. 2013 Incentive Compensation Plan to increase the number of shares available for issuance thereunder.

PROPOSAL IV
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017

We ask that you ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2017.

Our audit committee appointed EisnerAmper LLP as our independent registered public accounting firm for fiscal 2017. Representatives of EisnerAmper LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

If the appointment is not ratified, the adverse vote will be considered as an indication to our audit committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the selection is ratified, our audit committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in our best interest.

Vote Required

The vote required to approve the proposal to ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2017 is the affirmative vote of a majority of votes cast at the meeting with respect to the proposal.

Our board of directors recommends that you vote FOR Proposal IV, the ratification of the appointment of our independent registered public registered public accounting firm for fiscal 2017.

PROPOSAL V
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
(THE SAY ON PAY VOTE)

As required by Section 14A of the Exchange Act, we are seeking a non-binding advisory vote from our shareholders to approve the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” section and the executive compensation tables, the footnotes to the tables and narrative information accompanying the tables in this proxy statement. This proposal is also referred to as the say on pay vote.

We have designed our compensation policies and programs to attract, retain and motivate talented executives who are critical for our continued growth and success and to align the interests of these executives with those of our shareholders. We believe that our compensation policies and programs are centered on a pay-for-performance philosophy. To achieve these objectives, besides annual base salaries, our executive compensation program utilizes a combination of annual incentives through cash bonuses and long-term incentives through equity-based compensation. In establishing overall executive compensation levels, the compensation committee of our board of directors considers a number of criteria, including the executive’s scope of responsibilities, prior and current period performance and attainment of individual and overall company performance objectives and retention concerns. Our president and chief executive officer and our compensation committee believe that substantial portions of executive compensation should be linked to the overall performance of our company, and that the contribution of individuals over the course of the relevant period to the goal of building a profitable business and shareholder value will be considered in the determination of each executive’s compensation. We believe that our compensation policies and programs are designed with the appropriate balance of risk and reward consistent with our overall business strategy. In deciding how to vote on this proposal, we urge you to read the “Compensation Discussion and Analysis” section of this proxy statement, together with the tables and footnotes that follow, for details of our executive compensation policies and programs.

Shareholders are being asked to vote on the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement for the 2016 annual meeting, including the “Compensation Discussion and Analysis” section, the executive compensation tables, the footnotes to the tables and the related narrative contained therein.”

Because your vote is advisory, it will not be binding upon our board of directors. Accordingly, prior compensation determinations of the board of directors will not be invalidated and the board of directors will not be required to adjust executive compensation programs or policies as a result of the outcome of the vote. However, the board of directors values shareholders’ opinions and the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

The vote required to approve the proposal regarding the advisory vote on the compensation of our named executive officers is the affirmative vote of a majority of votes cast at the meeting with respect to the proposal.

Our board of directors recommends that you vote FOR Proposal V, the advisory vote on the compensation of our named executive officers.

CORPORATE GOVERNANCE MATTERS

Independence of Directors

We follow the NYSE MKT rules in determining if a director is independent. Our board of directors also consults with our counsel to ensure that the board’s determination is consistent with those rules and all other relevant laws and regulations regarding director independence. Consistent with these considerations, our board of directors has determined that Messrs. Beaudette, Beinstein, Krasno, Rubin and Zeitchick are independent directors. The other remaining directors may not be deemed independent under the NYSE MKT rules because they currently have relationships with us that may result in them being deemed not “independent.” All members of our audit, compensation and nominating and corporate governance committees are independent. The members of our audit committee are also independent under Rule 10A-3 under the Exchange Act and under the NYSE MKT rules for audit committee independence.

Board Leadership Structure and Role in Risk Oversight

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles, and the needs of our company at any point in time. We currently maintain separate roles between the chief executive officer and chairman of the board in recognition of the differences between the two responsibilities. Our chief executive officer is responsible for setting our strategic direction and for leadership of our management team and the performance of our company. Our chairman of the board provides input to the chief executive officer, sets the agenda for board meetings, and presides over meetings of the full board of directors, as well as executive sessions of the board of directors. We do not have a lead director because we believe that the separation of the roles of chairman of the board and chief executive officer make the role of lead director unnecessary.

The board of directors is also responsible for oversight of our risk management practices, while management is responsible for the day-to-day risk management processes. This division of responsibilities is the most effective approach for addressing the risks facing our company, and our company’s board leadership structure supports this approach. The board of directors receives periodic reports from management regarding the most significant risks facing our company. Also, our audit committee assists the board of directors in its oversight role by receiving periodic reports regarding our company’s risk and control environment.

Board Committee Membership and Information

The following table shows the current members of each board committee, the directors our board of directors has determined to be independent and the number of meetings held by each committee in fiscal 2016.

Director	Independent	Audit	Compensation	Nominating and Corporate Governance
Mark Andrews
John F. Beaudette	X	X	X
Henry C. Beinstein	X	X		X
Phillip Frost, M.D.
Dr. Richard M. Krasno	X		X	X
Richard J. Lampen
Steven D. Rubin	X	X	X	X
Mark Zeitchick	X			X
Number of meetings held in fiscal 2016	1	5	1	1

Our board of directors met four times during fiscal 2016. During fiscal 2016, each of our directors attended at least 75% of the aggregate number of meetings of the board of directors and of each committee of which he was a member held during the period for which he or she was a director or member, as applicable. We expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Although we do not have any formal policy regarding director attendance at annual shareholder meetings, we attempt to schedule our annual meetings so that all of our directors can attend. Four directors attended our 2015 annual meeting.

Executive Sessions

We regularly schedule executive sessions during which our independent directors meet without the presence of or participation by management.

Nominating and Corporate Governance Committee

Messrs. Beinstein, Rubin and Zeitchick and Dr. Krasno currently comprise our nominating and corporate governance committee. Our nominating and corporate governance committee identifies, researches and recommends to the board of directors qualified candidates to serve as directors on our board of directors.

Our nominating and corporate governance committee is responsible for, among other things:

•	recommending to our board of directors the slate of nominees of directors to be proposed for election by the shareholders and individuals to be considered by our board of directors to fill vacancies;
•	establishing criteria for selecting new directors; and
•	reviewing and assessing annually the performance of the nominating and corporate governance committee and the adequacy of the nominating and corporate governance committee charter.

Our nominating and corporate governance committee will consider candidates suggested by our shareholders pursuant to written applications submitted to the nominating and corporate governance committee, in care of our Corporate Secretary at the address set forth below for the submission of shareholder proposals.

Besides considering candidates suggested by shareholders, our nominating and corporate governance committee also accepts recommendations from our directors, members of management and others familiar with, and experienced in, the beverage alcohol industry. Our nominating and corporate governance committee establishes criteria for the selection of nominees and reviews the appropriate skills and characteristics required of board members. In evaluating candidates, the committee considers issues of independence, diversity and expertise in numerous areas, including experience in the premium branded spirits industry, finance, marketing, international experience and culture. Our nominating and corporate governance committee selects individuals of the highest personal and professional integrity who have demonstrated exceptional ability and judgment in their field and who would work effectively with the other directors and nominees to the board of directors. Our nominating and corporate governance committee also monitors and reviews the committee structure of our board of directors, and each year it recommends to our board of directors for its approval directors to serve as members of each committee. The nominating and corporate governance committee conducts an annual review of the adequacy of the nominating and corporate governance committee charter, and recommends proposed changes. Our nominating and corporate governance committee charter is posted on our investor relations website at http://investor.castlebrandsinc.com.

The persons to be elected at our annual meeting are the current directors standing for re-election.

Compensation Committee

Messrs. Beaudette and Rubin and Dr. Krasno currently comprise our compensation committee. None of these individuals has ever served as an officer of ours or of any of our subsidiaries. The compensation committee does not have a charter. More information regarding the role and policies of the compensation committee is included below under the headings “Executive Compensation” and “Director Compensation.”

Audit Committee Information and Report

Our audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our audit committee assists the board of directors in monitoring:

•	the integrity of our financial statements;
•	our independent auditor’s qualifications and independence;
•	the performance of our independent auditor; and
•	our compliance with legal and regulatory requirements.

The audit committee also reviews and approves all related-party transactions. Our audit committee charter is posted on our investor relations website at http://investor.castlebrandsinc.com.

As required by applicable SEC and NYSE MKT rules, our board of directors has determined that each audit committee member is financially literate and that Mr. Beinstein, who chairs the committee, is an audit committee financial expert as defined by SEC rules.

Fees to Independent Registered Public Accounting Firm for Fiscal 2016 and 2015

EisnerAmper LLP billed us the following amounts for professional services rendered for fiscal 2016 and 2015:

	2016	2015
Audit Fees	$527,213	$531,621
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$527,213	$531,621

Audit Fees

This category includes the audit of our annual financial statements, reviews of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including the audit of our internal control over financial reporting. This category also includes fees for advice on accounting matters that arose during, or as a result of, the annual audit or the reviews of interim financial statements.

Audit-Related Fees

This category would include assurance and related services provided by EisnerAmper LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees

This category would include fees for professional services rendered by EisnerAmper LLP for tax compliance, tax advice and tax planning.

All Other Fees

This category would consist of fees for other miscellaneous items.

Pre-Approval Policies and Procedures

In accordance with its charter, our audit committee reviews and approves in advance on a case-by-case basis each engagement, including the fees and terms thereof, by us of accounting firms that will perform permissible non-audit services or audit, review or attestation services for us. Our audit committee is authorized to establish detailed pre-approval policies and procedures for pre-approval of such engagements without a meeting of the audit committee, but our audit committee has not established any such pre-approval procedures at this time.

Our audit committee pre-approved all fees of our principal independent accounting firm, EisnerAmper LLP, for fiscal 2016.

Audit Committee Report

Under its written charter, our audit committee’s responsibilities include, among other things:

•	appointing, replacing, overseeing and compensating the work of our independent registered public accounting firm;
•	reviewing and discussing with management and our independent registered public accounting firm our quarterly financial statements and discussing with management our earnings releases;
•	pre-approving all auditing services and permissible non-audit services provided by our independent registered public accounting firm;
•	engaging in a dialogue with our independent registered public accounting firm regarding relationships that may adversely affect the independence of the independent registered public accounting firm and, based on such review, assessing the independence of our independent registered public accounting firm;
•	providing the audit committee report to be filed with the SEC in our annual proxy statement;
•	reviewing with our independent registered public accounting firm the adequacy and effectiveness of the internal controls over our financial reporting;
•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including the confidential anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
•	reviewing and pre-approving related-party transactions;
•	reviewing and discussing with management and our independent registered public accounting firm management’s annual assessment of the effectiveness of the internal controls and our independent registered public accounting firm’s attestation;
•	appointing or replacing the independent auditor;
•	reviewing and discussing with management and our independent registered public accounting firm the adequacy and effectiveness of our internal controls including any significant deficiencies in the design or operation of our internal controls or material weaknesses and any fraud, whether or not material, that involves our management or other employees who have a significant role in our internal controls and the adequacy and effectiveness of our disclosure controls and procedures; and
•	reviewing and assessing annually the adequacy of the audit committee charter.

Our audit committee has met and held discussions with management and EisnerAmper LLP, our independent auditors. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The audit committee discussed with EisnerAmper LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board, which requires the independent registered public accounting firm to provide the audit committee with information regarding the scope and results of its audit of the company’s financial statements, including information with respect to the firm’s responsibilities under auditing standards generally accepted in the United States, significant accounting policies, management judgments and estimates, any significant audit adjustments, any disagreements with management and any difficulties encountered in performing the audit.

EisnerAmper LLP also provided the audit committee with the written disclosures and letter regarding independence required by the Public Company Accounting Oversight Board regarding the independent auditors’ communication with the audit committee regarding independence. The audit committee discussed with EisnerAmper LLP and management the auditors’ independence, including with regard to fees for services rendered during the 2016 fiscal year and for all other professional services rendered by EisnerAmper LLP.

Based upon the audit committee’s discussion with management and the independent auditors and the audit committee’s review of our audited financial statements, the representations of management and the report of the independent auditors to the audit committee, the audit committee recommended that our board of directors include the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2016, as amended, filed with the SEC on June 14, 2016.

The Members of the Audit Committee

John F. Beaudette
Henry C. Beinstein
Steven D. Rubin

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This “Compensation Discussion and Analysis” section discusses the compensation programs and policies for our executive officers and the compensation committee’s role in the design and administration of these programs and policies in making specific compensation decisions for our executive officers, including our “named executive officers.”

Our compensation committee has the sole authority and responsibility to review and determine, or recommend to our board of directors for determination, the compensation package of our chief executive officer and each of our other named executive officers, each of whom is identified in the Summary Compensation Table below. Our compensation committee also considers the design and effectiveness of the compensation program for our other executive officers and approves the final compensation package, employment agreements and stock award and option grants for all of our executive officers. Our compensation committee is composed entirely of independent directors who have never served as officers of our company. Our compensation committee is authorized to engage compensation consultants, but did not do so in the fiscal years ended March 31, 2016 or 2015.

Set forth below is a discussion of the policies and decisions that shape our executive compensation program, including the specific objectives and elements. Information regarding director compensation is included under the heading “Director Compensation” below.

General Executive Compensation Objectives and Philosophy

The objective of our executive compensation program is to attract, retain and motivate talented executives who are critical for our continued growth and success and to align the interests of these executives with those of our shareholders. To achieve this objective, besides annual base salaries, our executive compensation program utilizes a combination of annual incentives through cash bonuses and long-term incentives through equity-based compensation. Our compensation committee believes that cash bonuses reward our named executive officers for their own performance, as well as the company’s overall performance, and that long-term equity-based compensation aligns the interests of our named executive officers with the long-term performance of our company. Long-term equity-based compensation for our named executive officers is typically subject to time-based vesting over a period of four years. We do not have specific policies for allocating between long-term and currently paid out compensation or between cash and non-cash compensation, rather such amounts are determined by our compensation committee on an annual basis as described below.

In establishing overall executive compensation levels, our compensation committee considers a number of criteria, including the executive’s scope of responsibilities, prior and current period performance and attainment of individual and overall company performance objectives and retention concerns. Our president and chief executive officer and our compensation committee believe that substantial portions of executive compensation should be linked to the overall performance of our company, and that the contribution of individuals over the course of the relevant period to the goal of building a profitable business and shareholder value will be considered in the determination of each executive’s compensation. We do not use benchmarking against a peer group or otherwise.

Generally, our compensation committee reviews and, as appropriate, modifies compensation arrangements for executive officers in the first quarter of each fiscal year, subject to the terms of existing employment agreements with our named executive officers, as discussed below. Annual equity awards, if any, are typically granted in the first quarter of each fiscal year as well. For the fiscal year ended March 31, 2016, except for our president and chief executive officer’s compensation, our compensation committee also considered our president and chief executive officer’s executive compensation recommendations, which recommendations were presented at the time of our compensation committee’s annual review of executive performance and compensation arrangements. In making such determinations, the compensation committee considered the overall performance of each executive and their contribution to the growth of our company and its products as well as overall company performance through personal and corporate achievements. The compensation committee considered each executive officer’s contributions to brand growth, cost management and long-term value creation for our shareholders for the fiscal year ended March 31, 2016, as well as the retention of our executive officers.

Risk Considerations in our Compensation Programs

We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on our company.

Material Tax Implications of Our Compensation Policy

Section 162(m) of the Code limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers unless, in general, the compensation is paid under a plan which is performance-related, non-discretionary and has been approved by our shareholders. Our compensation committee’s policy with respect to section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executives with appropriate compensation for their performance. We did not pay any compensation during fiscal 2016 that would be subject to the limitations set forth in section 162(m).

Consideration of Our Most Recent Shareholder Advisory Vote on Executive Compensation

Last year, at our 2015 Annual Meeting, our shareholders cast an advisory vote on executive compensation, referred to as a “say-on-pay proposal”, as required by Section 14A of the Exchange Act. At the 2015 Annual Meeting, our shareholders overwhelmingly approved the say-on-pay proposal, and we have considered such approval an endorsement of our executive compensation philosophy and programs. Therefore, our executive compensation philosophy and programs have been confirmed and remain substantially unchanged since last year. The next say-on-pay proposal is included in this proxy statement for our 2016 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

Each of John F. Beaudette, Glenn L. Halpryn, Dr. Richard M. Krasno and Steven D. Rubin served on our compensation committee for some period during fiscal 2016, with Mr. Halpryn serving as chairman from April 1, 2015 through March 17, 2016 and Dr. Richard M. Krasno serving as chairman for the remainder of the fiscal year following Mr. Halpryn’s decision not to stand for reelection to the Company’s board of directors. No member of the compensation committee during fiscal 2016 was an officer, employee or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure pursuant to SEC rules and regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure pursuant to SEC rules and regulations.

Compensation Committee Report

The information contained in this Compensation Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any document we file with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that such report is specifically stated to be incorporated by reference into such document.

In fulfilling our role, we met and held discussions with the Company’s management and reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement. Based on the review and discussions with management and our business judgment, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Submitted by the Compensation Committee of the Board of Directors:

John F. Beaudette
Dr. Richard M. Krasno, Chair
Steven D. Rubin

Summary Compensation Table

The following table shows the compensation paid to our named executive officers for our 2016, 2015 and 2014 fiscal years.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All Other Compensation		Total
Richard J. Lampen President and chief executive officer	2016	—	—	$550,000	—		$550,000
	2015	—	—	310,000	—		310,000
	2014	—	—	115,000	—		115,000
John S. Glover Chief operating officer	2016	$313,995	$100,000	275,000	—		688,995
	2015	304,849	60,000	155,000	—		519,849
	2014	295,970	50,000	57,500	—		403,470
T. Kelley Spillane Senior vice president – global sales	2016	302,084	55,000	165,000	$1,415	(2)	523,499
	2015	293,286	35,000	62,000	1,415	(2)	391,701
	2014	284,744	25,000	18,700	1,415	(2)	329,859
Alfred J. Small Senior vice president, chief financial officer, treasurer & secretary(3)	2016	264,983	65,000	165,000	—		494,983
	2015	240,000	35,000	62,000	—		337,000
Alejandra Peña Senior vice president – marketing(3)	2016	198,000	50,000	137,500	—		385,500
	2015	180,353	35,000	43,400	—		258,753

(1)	Represents the aggregate grant date fair value of stock options granted for each of the three fiscal years ended March 31, 2016, 2015 and 2014 as determined in accordance with ASC 718 “Compensation — Stock Compensation” (“ASC 718”), rather than an amount paid to or realized by the named executive officer. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See note 12 to our consolidated financial statements for the fiscal year ended March 31, 2016 included in our annual report on Form 10-K, filed with the SEC on June 14, 2016, regarding the assumptions underlying the valuation of these grants. The ASC 718 amounts from these grants may never be realized by the named executive officer.
(2)	Represents life insurance premiums paid by us for the benefit of Mr. Spillane.
(3)	Mr. Small and Ms. Peña did not serve as named executive officers during fiscal 2014.

Narrative Disclosure to Summary Compensation Table

Material Terms of Named Executive Officers’ Employment Agreements

The material terms of Messrs. Glover’s, Spillane’s and Small’s and Ms. Peña’s employment agreements are described in the table below. Mr. Lampen, our president and chief executive officer, does not receive a salary or benefits from us in connection with his service. Instead, we are party to a management services agreement with Vector Group Ltd., a more than 5% shareholder, under which Vector Group Ltd. agreed to make available to us Mr. Lampen’s services. For a discussion of this agreement, see “Certain Relationships and Related Transactions — Related Party Transactions — Agreement with Vector Group Ltd.” below.

Certain Material Terms of Employment Agreements with Named Executive Officers

Named Executive Officer	Date of Agreement		Current Annual Base Salary under the Agreement(1)	Performance Bonus (as Percentage of Annual Base Salary Unless Otherwise Indicated)	Expiration Date of Agreement	Duration of Severance Payments(2)
Richard J. Lampen	—		—	—	—	—
John S. Glover	1/24/2008	(3)	$323,415	Up to 60%	3/31/2018	12 months
T. Kelley Spillane	5/2/2005	(3)	311,147	—(4)	3/31/2018	12 months
Alfred J. Small	11/13/2007	(3)	278,512	Up to 60%	5/19/2018	12 months
Alejandra Peña	7/29/2011		203,940	Up to 30%	N/A	6 months

(1)	Increases in Messrs. Glover’s, Spillane’s and Small’s and Ms. Peña’s base salaries are at the compensation committee’s sole discretion.
(2)	Please see “Potential Payments Upon Termination or Change in Control” below for a full description of these severance obligations.
(3)	This employment agreement was amended on February 1, 2016.
(4)	Mr. Spillane’s employment agreement calls for him to receive performance bonuses at the discretion of our compensation committee, with no specific percentage stated.

Annual Incentives to Named Executive Officers

We paid aggregate cash bonuses to our named executive officers for fiscal 2016 as follows: Mr. Glover – $100,000, Mr. Spillane – $55,000, Mr. Small – $65,000 and Ms. Peña – $50,000. We paid aggregate cash bonuses to our named executive officers for fiscal 2015 as follows: Mr. Glover – $60,000, Mr. Spillane – $35,000, Mr. Small – $35,000 and Ms. Peña – $35,000. We paid aggregate cash bonuses to our named executive officers for fiscal 2014 as follows: Mr. Glover – $50,000 and Mr. Spillane – $25,000. Mr. Lampen did not receive a cash bonus for fiscal 2016, 2015 or 2014. These bonus payments are included in the Summary Compensation Table above under the heading “Bonus.”

Grants of Plan-Based Awards in Fiscal 2016

The following table shows grants made to our named executive officers in fiscal 2016. The grant date fair value of option awards may not be realized by the individuals.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Option Award(1) ($)
Richard Lampen	6/2/2015	500,000	$1.67	$550,000
John S. Glover	6/2/2015	250,000	$1.67	$275,000
T. Kelley Spillane	6/2/2015	150,000	$1.67	$165,000
Alfred J. Small	6/2/2015	150,000	$1.67	$165,000
Alejandra Peña	6/2/2015	125,000	$1.67	$137,500

(1)	Represents the aggregate grant date fair value of stock options granted for the fiscal year ended March 31, 2016 in accordance with ASC 718, rather than the amount paid to or realized by the named executive officer. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See note 12 to our consolidated financial statements for the fiscal year ended March 31, 2016 included in our annual report on Form 10-K, filed with the SEC on June 14, 2016, regarding the assumptions underlying the valuation of these grants. The ASC 718 amounts from these grants may never be realized by the named executive officer.

Outstanding Equity Awards at March 31, 2016 Fiscal Year End

The following table summarizes the outstanding option awards held by our named executive officers at March 31, 2016.

Named Executive Officer	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Richard J. Lampen	900,000	—		$0.35	11/3/2018
	400,000	—		$0.35	6/11/2020
	500,000	—		$0.33	6/20/2021
	375,000	125,000	(1)	$0.31	6/8/2022
	250,000	250,000	(2)	$0.38	6/5/2023
	125,000	375,000	(3)	$1.00	5/28/2024
	—	500,000	(4)	$1.67	6/2/2025
John S. Glover	60,000	—		$1.90	1/24/2018
	15,400	—		$0.21	6/9/2018
	50,000	—		$0.35	6/22/2019
	225,000	—		$0.35	6/11/2020
	250,000	—		$0.33	6/20/2021
	187,500	62,500	(1)	$0.31	6/8/2022
	125,000	125,000	(2)	$0.38	6/5/2023
	62,500	187,500	(3)	$1.00	5/28/2024
	—	250,000	(4)	$1.67	6/2/2025
T. Kelley Spillane	7,500	—		$7.23	6/12/2016
	33,900	—		$0.21	6/9/2018
	35,000	—		$0.35	6/22/2019
	65,000	—		$0.35	6/11/2020
	17,100	—		$0.35	12/7/2020
	44,650	—		$0.31	6/15/2021
	20,800	—		$0.26	12/19/2021
	43,333	—		$0.28	6/13/2022
	56,667	28,333	(5)	$0.38	6/5/2023
	25,000	75,000	(3)	$1.00	5/28/2024
	—	150,000	(4)	$1.67	6/2/2025
Alfred J. Small	3,000	—		$7.23	6/12/2016
	25,000	—		$0.35	6/22/2019
	65,000	—		$0.35	6/11/2020
	65,000	—		$0.33	6/20/2021
	56,250	18,750	(1)	$0.31	6/8/2022
	42,500	42,500	(2)	$0.38	6/5/2023
	25,000	75,000	(3)	$1.00	5/28/2024
	—	150,000	(4)	$1.67	6/2/2025
Alejandra Peña	25,000	—		$0.26	9/6/2021
	15,000	5,000	(1)	$0.31	6/8/2022
	25,000	25,000	(2)	$0.38	6/5/2023
	17,500	52,500	(3)	$1.00	5/28/2024
	—	125,000	(4)	$1.67	6/2/2025

(1)	This option vests in four equal annual installments with the first installment vested on June 8, 2013.
(2)	This option vests in four equal annual installments with the first installment vested on June 5, 2014.

(3)	This option vests in four equal annual installments with the first installment vested on May 28, 2015.
(4)	This option vests in four equal annual installments with the first installment vested on June 2, 2016.
(5)	This option vests in three equal annual installments with the first installment vested on June 5, 2014.

Option Exercises and Stock Vested

The following table sets forth information regarding the exercise of stock options and vesting of restricted stock for our named executive officers during fiscal 2016:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard J. Lampen	100,000	49,000	—	—
John S. Glover	—	—	—	—
T. Kelley Spillane	—	—	—	—
Alfred J. Small	25,100	17,068	—	—
Alejandra Peña	—	—	—	—

(1)	Represents the difference between the exercise price and the market price of the common stock on the date of exercise for each option.

Pension Benefits

We do not provide pension benefits to our named executive officers.

Nonqualified Deferred Compensation

We do not maintain defined contribution or other plans providing for the deferral of compensation on a basis that is not tax qualified.

Timing of Equity Grants

For all of our employees, including our named executive officers, grants of equity-based compensation are effective on the date that our compensation committee approves them. All stock option grants to employees, including our named executive officers, are made with an exercise price at least equal to the fair market value of the underlying stock on the grant date. Our compensation committee does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information based on equity award grant dates.

Severance and Change in Control Benefits

We provide certain severance and change in control benefits to Messrs. Glover, Spillane and Small and Ms. Peña. Information about these benefits is listed below under the heading “Potential Payments Upon Termination or Change in Control.”

Perquisites and Other Benefits

We generally provide the same health and welfare benefits to all of our full-time employees, including our named executive officers, including health and dental coverage, disability insurance, and paid holidays and other paid time off.

We maintain a 401(k) retirement savings plan for the benefit of all of our full-time employees, including our named executive officers.

Indemnification

Our articles of incorporation, as amended, and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Florida law. We also have entered into indemnity agreements with each of our directors and named executive officers.

Potential Payments Upon Termination or Change in Control

The following describes the potential payments upon termination or a change in control for our named executive officers.

Termination Without Cause

Each of Messrs. Glover, Spillane and Small and Ms. Peña has an employment agreement with us that provides for potential payments in the event of their termination.

Under Messrs. Glover, Spillane and Small’s employment agreements, if we terminate the executive’s employment without “cause,” we have agreed to pay the executive his annual base salary and a pro-rated bonus, and for Messrs. Glover and Small, provide benefits to maintain medical insurance, for 12 months following termination.

Under Ms. Peña’s employment letter, if we terminate her employment without “cause,” we have agreed to pay Ms. Peña her annual base salary for six months following termination.

Also, if we terminate any of Messrs. Glover, Spillane and Small without “cause,” then such executive is entitled to accelerated vesting or other treatment of some or all of the stock options granted to such executive under the terms of such executive’s employment agreement.

For Messrs. Glover and Small, the vesting of any options held accelerates with respect to the number of shares of our common stock that equals (x) the number of shares that would have vested during the 12 months following termination, multiplied by (y) a fraction, the numerator of which is the number of full calendar months that have elapsed since the last vesting date or the original issue date (if a vesting date has not occurred) and the denominator of which is the number of full calendar months from the last vesting date or the original issue date (if a vesting date has not occurred) to the vesting date during the 12 months following termination. For Mr. Spillane, any unvested options that would have become vested if his employment continued during the 12 month period following his termination will become vested at the end of such 12 month period and will be exercisable for a period of two years after termination.

For Messrs. Glover and Small, “cause” is defined as (i) personal dishonesty, (ii) willful misconduct, (iii) breach of fiduciary duty, (iv) failure to substantially perform assigned duties relating to his performance under his agreement, (v) conviction or entry of any plea of guilty or nolo contendere to any felony or other lesser crime that would require removal from his position with us (e.g. any alcohol or drug related misdemeanor) or (vi) material breach of any provision of his employment agreement for a period of 15 days after written demand by us.

For Mr. Spillane, “cause” is defined as (i) personal dishonesty, (ii) willful misconduct, (iii) breach of fiduciary duty, (iv) failure to substantially perform assigned duties relating to his performance under his agreement (other than due to becoming disabled) as reasonably determined by our board of directors or (v) any willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or material breach of his employment agreement as reasonably determined by our board of directors.

For Ms. Peña, “cause” is defined as (i) personal dishonesty, (ii) willful misconduct, (iii) breach of fiduciary duty, (iv) failure to substantially perform assigned duties relating to her performance as reasonably determined by our board of directors, (v) any violation of any law, rule or regulation (other than non-alcohol related traffic violations or similar offenses) or (vi) material breach of any provision of her employment as reasonably determined by our board of directors.

Non-Renewal of Employment Agreement

If we do not renew the employment agreements with Messrs. Glover, Spillane or Small, then such executive is entitled to receive his annual base salary and medical benefits for six months and a pro-rata share of his annual incentive bonus.

Termination Due to Disability

The employment agreements of Messrs. Glover, Spillane and Small each provide that, in each case, if we terminate such executive due to a “disability,” we must pay such executive his annual base salary for a period of one year following the date of termination, minus any other disability benefits provided by us to the executive during this period, plus a pro-rated bonus for the year in which the termination occurs. For each of our named executive officers, a “disability” is defined in his employment agreement as a failure, because of illness or incapacity, to perform the duties of his employment for six months.

Termination by Employee with Good Reason

Each of Messrs. Glover’s, Spillane’s and Small’s employment agreements provides that if he terminates his employment for “good reason,” we have agreed to pay the executive his annual base salary and a pro-rated bonus, and for Mr. Glover and Mr. Small, provide benefits to maintain medical insurance, for 12 months following termination.

For Messrs. Glover and Small, “good reason” means a termination of his employment within 30 days after (i) a material diminution in nature, title or status of his responsibilities, (ii) dissolution or divestiture of all or a significant portion of our assets or another material change to us that would materially adversely diminish the nature, title or status of his job responsibilities, (iii) a relocation of his principal place of work to a location of more than 50 miles from our current office or (iv) our failure to perform any obligation under his employment agreement for a period of 15 days following written notice by him. For Mr. Spillane, “good reason” means a termination of his employment within 30 days after (i) a material diminution in nature or status of his responsibilities, (ii) dissolution or divestiture of all or a significant portion of our assets or another material change to us that would materially adversely diminish the nature or status of his job responsibilities or (iii) our material breach of any provision under his employment agreement which is not cured within 15 business days following written notice by him.

Any severance payments to Messrs. Glover, Spillane and Small described above under “Termination Without Cause,” “Non-Renewal of Employment Agreement,” “Termination Due to Disability” and “Termination by Employee with Good Reason” are in consideration of the non-compete provisions contained in such named executive officer’s employment agreement.

Each of Messrs. Glover, Spillane and Small is prohibited from, during the term of his employment and for 12 months thereafter, (i) competing with us, (ii) soliciting our employees and (iii) soliciting our customers.

Change in Control

If any of Messrs. Glover, Spillane or Small is terminated following or in connection with a “change of control” of our company (as defined for each executive below), by the executive for “good reason” or by our company or its successor without “cause,” all unvested stock options granted to the executive will vest without further action on the date of termination and all stock options granted to the executive will be exercisable during the remainder of their original terms.

For Messrs. Glover, Spillane and Small, a “change of control” is defined as (i) any person becoming the beneficial owner of 35% or more of our outstanding voting stock, other than directly from us; (ii) a merger or consolidation of our company where 49% or more of the voting stock of the surviving company is held by persons other than our former shareholders; (iii) during any period of two consecutive years, individuals who at the beginning of such period were members of our board of directors cease to constitute at least a majority thereof (unless the appointment, election or the nomination for election by our shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period); or (iv) a sale or disposal of substantially all of our assets to an outside entity or entities. Subclause (i) of the prior sentence will not apply to any acquisition of our securities by Dr. Frost, any member of his immediate family, any “person” or “group” (as used in Section 13(d)(3) of the Exchange Act) that is controlled by Dr. Frost or any member of his immediate family, any beneficiary of the estate of Dr. Frost, or any trust, partnership, corporate or other entity controlled by any of the foregoing.

The following table quantifies for each named executive officer the estimated potential severance payments and benefits that would be provided, if each termination circumstance set forth below occurred on March 31, 2016.

Named Executive Officer	Severance Payment(1)	Estimated Value of Benefits(2)	Benefit of Acceleration for Vesting of Option Awards(3)
Richard J. Lampen
Termination without cause/with good reason	—	—	—
Non-renewal of employment agreement	—	—	—
Termination due to disability	—	—	—
Change in control	—	—	$218,750
John S. Glover
Termination without cause/with good reason	$313,995	$20,174	109,375
Non-renewal of employment agreement	156,997	10,087	N/A
Termination due to disability	313,995	20,174	109,375
Change in control	313,995	20,174	109,375
T. Kelley Spillane
Termination without cause/with good reason	302,084	N/A	15,867
Non-renewal of employment agreement	151,042	14,354	N/A
Termination due to disability	302,084	N/A	15,867
Change in control	302,084	N/A	15,867
Alfred J. Small
Termination without cause/with good reason	264,983	28,707	35,613
Non-renewal of employment agreement	132,492	14,354	N/A
Termination due to disability	264,983	28,707	35,613
Change in control	264,983	28,707	35,613
Alejandra Peña
Termination without cause/with good reason	99,000	N/A	N/A
Non-renewal of employment agreement	N/A	N/A	N/A
Termination due to disability	N/A	N/A	N/A
Change in control	N/A	N/A	N/A

(1)	Severance payments would be paid out over the duration of the severance period.
(2)	Estimated using the value of COBRA payments at the rates in effect on March 31, 2016.
(3)	The estimated amount of benefit was calculated by multiplying the number of options that would accelerate vesting upon the termination circumstance indicated by the difference between the closing price of our common stock on March 31, 2016, which was $0.94, and the exercise price of the stock option. This column shows a benefit for each of Messrs. Lampen, Glover, Spillane and Small due to the accelerated vesting of option awards granted to each such named executive officer.

DIRECTOR COMPENSATION

The following table summarizes compensation paid to directors during our 2016 fiscal year.

Fiscal 2016 Director Compensation

Name	Fees Earned or Paid in Cash		Option Awards(1)		Total
Mark E. Andrews, III	—	(2)	$275,000	(2)	$275,000
John Beaudette	$12,500		10,200	(3)	22,700
Henry C. Beinstein	17,500		10,200	(4)	27,700
Phillip Frost, M.D.	10,000		10,200	(5)	20,200
Glenn L. Halpryn(6)	17,500		—	(7)	17,500
Dr. Richard M. Krasno	15,000		10,200	(8)	25,200
Richard J. Lampen	—	(9)	—		—
Steven D. Rubin	20,000		10,200	(10)	30,200
Mark Zeitchick	10,000		10,200	(11)	20,200

(1)	Represents the aggregate grant date fair value of stock options granted for the fiscal year ended March 31, 2016 in accordance with ASC 718, rather than the amount paid to or realized by the director. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See note 12 to our consolidated financial statements for fiscal 2016 included in our annual report on Form 10-K, filed with the SEC on June 14, 2016, regarding the assumptions underlying the valuation of these option grants. The ASC 718 amounts from these grants may never be realized.
(2)	Mr. Andrews, our chairman, receives an annual salary of $100,000. We do not pay any additional cash compensation for his services as a director. As of March 31, 2016, Mr. Andrews held options to purchase 1,525,000 shares of our common stock.
(3)	As of March 31, 2016, Mr. Beaudette held options to purchase 159,500 shares of our common stock.
(4)	As of March 31, 2016, Mr. Beinstein held options to purchase 120,000 shares of our common stock.
(5)	As of March 31, 2016, Dr. Frost held options to purchase 60,000 shares of our common stock.
(6)	Mr. Halpryn did not stand for re-election at the 2015 annual meeting of shareholders.
(7)	As of March 31, 2016, Mr. Halpryn held options to purchase 220,000 shares of our common stock.
(8)	As of March 31, 2016, Dr. Krasno held options to purchase 120,000 shares of our common stock.
(9)	Mr. Lampen, our president and chief executive officer, receives no additional compensation for his services as a director.
(10)	As of March 31, 2016, Mr. Rubin held options to purchase 220,000 shares of our common stock.
(11)	As of March 31, 2016, Mr. Zeitchick held options to purchase 140,000 shares of our common stock.

Our board of directors believes that compensation for our non-employee directors should be a combination of cash and equity-based compensation. Employee directors are not paid for their service on the board of directors and only receive compensation as employees.

In December 2008, effective with the 2008 annual meeting, our board of directors approved the payment of annual compensation of our non-employee directors comprised of cash and options granted under our stock incentive plans, as set forth in the following table:

Type of Compensation	Amount
Annual director retainer (paid quarterly)	$10,000
Additional annual retainer for committee participants, except chairs (paid quarterly)	$2,500
Additional annual retainer for committee chairs (paid quarterly)	$5,000
Option to purchase shares of our common stock upon initial election	100,000 shares
Additional options to purchase shares of our common stock for board service (per director, per year)	20,000 shares
Reimbursement of expenses related to board attendance	Reasonable expenses reimbursed as incurred

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Policy

Our code of conduct requires us to avoid related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by our board of directors or audit committee. Related-party transactions are defined as transactions in which:

•	the aggregate amount involved is expected to exceed $120,000 in any calendar year;
•	we or any of our subsidiaries is a participant; and
•	any (a) executive officer, director or director nominee, (b) 5% or greater beneficial owner of our common stock or (c) immediate family member, of the persons listed in clauses (a) and (b), has or will have a material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

A conflict of interest can arise when a person takes actions or has interests that may make it difficult for such person to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. Our audit committee, under its charter, reviews and approves related-party transactions to the extent we enter into such transactions.

The audit committee considers all relevant factors when determining whether to approve a related party transaction, including:

•	whether the transaction is on terms no less favorable to us than terms generally available to an unaffiliated third-party under the same or similar circumstances; and
•	the extent of the related party’s interest in the transaction.

A director may not participate in the approval of any transaction in which he or she is a related party, but must provide the audit committee with all material information concerning the transaction. Also, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire annually that elicits information about related-party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Related Party Transactions

Agreement with Ladenburg Thalmann Financial Services Inc.

In November 2008, we entered into an agreement to reimburse Ladenburg Thalmann Financial Services Inc. for its costs in providing certain administrative, legal and financial services to us. Mr. Lampen, our president and chief executive officer and a director, is the president and chief executive officer and a director of Ladenburg Thalmann Financial Services Inc. Dr. Frost, one of our directors and our principal shareholder, is the chairman and principal shareholder of Ladenburg Thalmann Financial Services Inc. Mr. Beinstein and Dr. Krasno, two of our directors, are directors of Ladenburg Thalmann Financial Services Inc. Mr. Zeitchick, one of our directors, is an executive vice president and a director of Ladenburg Thalmann Financial Services Inc. For the fiscal year ended March 31, 2016, Ladenburg Thalmann Financial Services Inc. was paid $131,054 under this agreement.

Agreement with Vector Group Ltd.

In November 2008, we entered into a management services agreement with Vector Group, a more than 5% shareholder of ours, under which Vector Group agreed to make available to us the services of Mr. Lampen, Vector Group’s executive vice president, effective October 11, 2008 to serve as our president and chief executive officer and to provide certain other financial and accounting services, including assistance with corporate taxes and complying with Section 404 of the Sarbanes-Oxley Act of 2002. In consideration for such services, we agreed to pay Vector Group an annual fee of $100,000, plus any direct, out-of-pocket costs, fees and other expenses incurred by Vector Group or Mr. Lampen in connection with providing such services, and to indemnify Vector Group for any liabilities arising out of the provision of the services. The agreement is terminable by either party upon 30 days’ prior written notice. During the fiscal year ended March 31, 2016, we paid Vector Group $85,396 under this agreement. Mr. Beinstein, a director of our company, is also a director of Vector Group and Dr. Frost, a director of ours and our principal shareholder, is a principal shareholder of Vector Group.

Loans from Certain Executive Officers, Directors and Shareholders

In October 2013, we entered into a 5% Convertible Subordinated Note Purchase Agreement, which we refer to as the Note Purchase Agreement, with the lending parties thereto, which provides for the issuance of an aggregate initial principal amount of $2.1 million unsecured subordinated notes, which we refer to as the Convertible Notes. The lending parties include certain related parties of ours, including an affiliate of Dr. Frost ($500,000), a director of ours and our principal shareholder, Mr. Andrews ($50,000), our chairman, an affiliate of Mr. Lampen ($50,000), a director of ours and our president and chief executive officer, an affiliate of Mr. Halpryn ($200,000), a former director of ours, and Vector Group Ltd. ($200,000), a more than 5% shareholder of ours, of which Mr. Lampen is an executive officer, Mr. Beinstein is a director and Dr. Frost is a principal shareholder. We used a portion of the proceeds to finance the acquisition of additional bourbon inventory in support of the growth of our Jefferson’s bourbon brand.

The Convertible Notes bear interest at a rate of 5% per annum, payable quarterly on March 15, June 15, September 15 and December 15 of each year beginning on December 15, 2013 until their maturity date of December 15, 2018. The Convertible Notes and accrued but unpaid interest thereon are convertible in whole or in part from time to time at the option of the holders thereof into shares of our common stock at a conversion price of $0.90 per share, which we refer to as the Conversion Price. The Convertible Notes may be prepaid in whole or in part at any time without penalty or premium, but with payment of accrued interest to the date of prepayment. The Convertible Notes contain customary events of default, which, if uncured, entitle each noteholder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the Convertible Notes. The issuance of the Convertible Notes closed on October 31, 2013.

We may forcibly convert all or any part of the Convertible Notes and all accrued but unpaid interest thereon if (i) the average daily volume of our common stock (as reported on the principal market or exchange on which the common stock is listed or quoted for trading) exceeds $50,000 per trading day and (ii) the volume weighted average price of the common stock for at least twenty (20) trading days during any thirty (30) consecutive trading day period exceeds 250% of the then-current Conversion Price. Any forced conversion will be applied ratably to the holders of all Convertible Notes issued pursuant to the Note Purchase Agreement based on each holder’s then-current note holdings.

As of January 10, 2017, an aggregate of $1.7 million, consisting of $1.7 million of principal and $6,049 of accrued interest, was outstanding under the Convertible Notes. No amount of principal was paid on the Convertible Notes during the fiscal year ended March 31, 2016. During the fiscal year ended March 31, 2016, we paid the following amounts of interest to the related party holders of the Convertible Notes: an affiliate of Dr. Frost ($25,000), Mr. Andrews ($2,500), an affiliate of Mr. Lampen ($2,500), an affiliate of Mr. Halpryn ($10,000) and Vector Group Ltd. ($10,000).

In March 2013, we entered into a Second Amendment to our Loan Agreement with Keltic Financial Partners II, LP, which we refer to as Keltic, that, among other things, provided for a term loan of $2.5 million, which we refer to as the Bourbon Term Loan, which was used for the purchase of bourbon inventory in March 2013. In August 2013, the Bourbon Term Loan was amended to provide us with the ability to increase the maximum aggregate principal amount of the Bourbon Term Loan from $2.5 million to up to $4.0 million. In September 2014, we entered into an Amended and Restated Loan and Security Agreement with ACF FinCo I LP, as successor in interest to Keltic, which we refer to as the Amended Loan Agreement. The Bourbon Term Loan interest rate was the rate that, when annualized, was the greatest of (a) the Prime Rate plus 4.25%, (b) the LIBOR Rate plus 6.75% and (c) 7.50%. Keltic required as a condition to funding the Bourbon Term Loan that Keltic had entered into the participation agreement providing for an aggregate of $750,000 of the initial $2.5 million principal amount of the Bourbon Term Loan to be purchased by junior participants. Certain related parties of ours purchased a portion of these junior participations in the Bourbon Term Loan, including an affiliate of Dr. Frost ($500,000), Mr. Andrews ($50,000) and an affiliate of Mr. Lampen ($50,000). Under the terms of the participation agreement, the junior participants received interest at the rate of 11% per annum. We are not a party to the participation agreement. However, we are party to a fee letter with the junior participants (including the related party junior participants) pursuant to which we paid the junior participants an aggregate commitment fee of $45,000 paid in three equal annual installments of $15,000. During the fiscal year ended March 31, 2016, we paid the following amounts of principal to related parties under the participation agreement: an affiliate of Dr. Frost ($149,219), Mr. Andrews ($14,922) and an affiliate of Mr. Lampen ($14,922). During the fiscal year ended March 31, 2016, we paid the following amounts of interest to related parties under the participation agreement: an affiliate of Dr. Frost ($845), Mr. Andrews ($85) and an affiliate of Mr. Lampen ($85). The Bourbon Term Loan was paid in full in the normal course of business in May 2015.

In August 2015, we entered into amendments to the Amended Loan Agreement (together, the “Amendments”). The Amendments provided for a sublimit to our revolving credit facility in the maximum principal amount of $7.0 million to permit us to acquire aged whiskey inventory (the “Purchased Inventory Sublimit”), subject to certain conditions set forth in the Amended Loan Agreement. The Purchased Inventory Sublimit replaced the Bourbon Term Loan. The interest rate applicable to the Purchased Inventory Sublimit is the rate that, when annualized, is the greatest of (a) the Prime Rate plus 4.25%, (b) the LIBOR Rate plus 6.75% and (c) 7.50%. The Purchased Inventory Sublimit currently bears interest at 7.50%.

ACF required as a condition to entering into the Amendments that ACF had entered into a participation agreement providing for an aggregate of $900,000 of the initial $3.0 million principal amount of the Purchased Inventory Sublimit to be purchased by junior participants. Certain related parties of ours purchased a portion of these junior participations in the Purchased Inventory Sublimit, including an affiliate of Dr. Frost ($150,000), Mr. Andrews ($50,000), an affiliate of Mr. Lampen ($100,000) and Alfred J. Small ($15,000). Under the terms of the participation agreement, the junior participants receive interest at the rate of 11% per annum. The participation agreement provides that ACF’s commitment to fund each advance of the Purchased Inventory Sublimit shall be limited to seventy percent (70%), up to an aggregate maximum principal amount for all such advances equal to $4.9 million. We are not a party to the participation agreement. However, we are party to a fee letter with the junior participants (including the related party junior participants) pursuant to which we were obligated to pay the junior participants a closing fee of $18,000 and are obligated to pay a commitment fee of $18,000 on each anniversary of the effective date of the Amendments until the junior participants’ obligations are terminated pursuant to the participation agreement. During the fiscal year ended March 31, 2016, we paid the following amounts of principal to related parties under the participation agreement: an affiliate of Dr. Frost ($18,750), Mr. Andrews ($6,250), an affiliate of Mr. Lampen ($12,500) and Mr. Small ($1,875). During the fiscal year ended March 31, 2016, we paid the following amounts of interest to related parties under the participation agreement: an affiliate of Dr. Frost ($7,179), Mr. Andrews ($2,393), an affiliate of Mr. Lampen ($4,786) and Mr. Small ($718).

In October 2016, we acquired $1,553,400 in aged bulk bourbon, including $1,440,000 purchased under the Purchased Inventory Sublimit, with certain related parties, including an affiliate of Dr. Frost ($72,000), Mr. Lampen ($48,000), Mr. Andrews ($24,000) and Mr. Small ($7,200), as junior participants in the Purchased Inventory Sublimit with respect to such purchase. As of January 10, 2017, an aggregate of $3.4 million, consisting of $3.4 million of principal and $7,380 of accrued interest, was outstanding to related parties under the Purchased Inventory Sublimit.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of these forms furnished to us and representations made to us that no other reports were required, we are not aware of any late or delinquent filings required under Section 16(a) with respect to the fiscal year ended March 31, 2016, except that John F. Beaudette filed a late Form 4 on August 19, 2015 reporting the purchase of 10,000 shares of common stock on August 13, 2015.

Independent Auditors

EisnerAmper LLP was our independent auditor for fiscal 2016 and will serve in that capacity for the 2017 fiscal year unless our audit committee deems it advisable to make a substitution. Representatives of EisnerAmper LLP are expected to be present at our 2016 annual meeting. The representatives of EisnerAmper LLP will have the opportunity to make statements and will be available to respond to appropriate questions from shareholders.

Solicitation of Proxies

We are paying the cost of soliciting proxies. Besides the use of the mails, we may solicit proxies by personal interview, telephone or similar means. No director, officer or employee will be specially compensation for these activities. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy material to beneficial owners of our stock.

Submission of Future Shareholder Proposals

Shareholder proposals to be presented at our 2017 annual meeting of shareholders must be received by us no later than September 13, 2017 and must otherwise comply with applicable SEC requirements to be considered for inclusions in the proxy statement and proxy for the 2017 annual meeting. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the shareholder meeting, intention to appear in person or by proxy at the shareholder meeting and material interest, if any, in the matter being proposed.

Shareholders who do not wish to submit a proposal for inclusion in our proxy materials relating to our 2017 annual meeting in accordance with SEC Rule 14a-8 may submit a proposal for consideration at the 2017 annual meeting in accordance with our bylaws. Such shareholders must provide timely notice in writing in accordance with the laws of the State of Florida. To be timely under such laws, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the meeting. Accordingly, for our 2017 annual meeting, proposals must be received at our principal executive offices not earlier than November 30, 2017 and not later than December 30, 2017. However, if the 2017 annual meeting is called for a date that is not within 30 days before or after the anniversary date of the meeting, notice by the shareholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2017 annual meeting is mailed to shareholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders.

Shareholder proposals should be addressed to Castle Brands Inc., Attention: Corporate Secretary, 122 East 42nd Street, Suite 5000, New York, New York 10168.

Communications with our Board of Directors

Any shareholder or other interested party wishing to communicate with our board of directors may do so by sending written communications addressed to the Corporate Secretary, Castle Brands Inc., 122 East 42nd Street, Suite 5000, New York, New York 10168 or by email to info@castlebrandsinc.com. Communications emailed to this address are automatically forwarded to all members of the board of directors. Written communications received by the Corporate Secretary are reviewed for appropriateness. Our Corporate Secretary, in accordance with company policy, at his discretion may elect not to forward items that are deemed commercial, frivolous or otherwise inappropriate for consideration by the board of directors. In such cases, correspondence may be forwarded elsewhere for review and possible response.

Discretionary Voting of Proxies

Under SEC Rule 14a-4, our management may exercise discretionary voting authority under proxies it solicits and obtains for our 2016 annual meeting of shareholders with respect to any proposal presented by a shareholder at such meeting, without any discussion of the proposal in our proxy statement for such meeting, unless we receive notice of such proposal at our principal office in New York, New York, a reasonable time before we send our proxy materials for the current year.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on February 28, 2017

This proxy statement and our 2016 annual report are available at https://materials.proxyvote.com/148435100.

Other Business

We are not aware of any other business to be presented at the meeting. If matters not described herein should properly come before the meeting, the persons named in the accompanying proxy will use their discretion to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Richard J. Lampen,
President and Chief Executive Officer

New York, New York

January 11, 2017

EXHIBIT A

CASTLE BRANDS INC.

2017 EMPLOYEE STOCK PURCHASE PLAN

This Castle Brands Inc. 2017 Employee Stock Purchase Plan (the “Plan”) is effective March 1, 2017 (the “Effective Date”), subject to approval by the Company’s shareholders within twelve (12) months of the Effective Date. If shareholder approval is not obtained, then this Plan and any grants made hereunder, shall immediately terminate and be null and void.

1. Purpose and Structure of the Plan and its Sub-Plans.

1.1 The purpose of this Plan is (a) to provide eligible employees of the Company and Participating Companies who wish to become shareholders in the Company a convenient method of doing so, (b) to encourage employees to work in the best interests of shareholders of the Company, (c) to support recruitment and retention of qualified employees, and (d) to provide employees an advantageous means of accumulating long-term investments. It is believed that employee participation in the ownership of the business will be to the mutual benefit of both the employees and the Company. This Plan document is an omnibus document which includes a sub-plan (“Statutory Plan”) designed to permit offerings of grants to employees of certain Subsidiaries that are Participating Companies where such offerings are intended to satisfy the requirements of Section 423 of the Code (although the Company makes no undertaking nor representation to obtain or maintain qualification under Section 423 for any Subsidiary, individual, offering or grant) and also separate sub-plans (“Non-Statutory Plans”) which permit offerings of grants to employees of certain Participating Companies which are not intended to satisfy the requirements of Section 423 of the Code. Section 6 of the Plan sets forth the maximum number of shares to be offered under the Plan (and its sub-plans), subject to adjustments as permitted under Sections 19 and 20.

1.2 The Statutory Plan shall be a separate and independent plan from the Non-Statutory Plans, provided, however, that the total number of shares authorized to be issued under the Plan applies in the aggregate to both the Statutory Plan and the Non-Statutory Plans. Offerings under the Non-Statutory Plans may be made to achieve desired tax or other objectives in particular locations outside the United States of America or to comply with local laws applicable to offerings in such foreign jurisdictions. Offerings under the Non-Statutory Plans may also be made to employees of entities that are not Subsidiaries.

1.3 All employees who participate in the Statutory Plan shall have the same rights and privileges under such sub-plan except for differences that may be mandated by local law and are consistent with the requirements of Code Section 423(b)(5). The terms of the Statutory Plan shall be those set forth in this Plan document to the extent such terms are consistent with the requirements for qualification under Code Section 423. The Administrator may adopt Non-Statutory Plans applicable to particular Participating Companies or locations that are not participating in the Statutory Plan. The terms of each Non-Statutory Plan may take precedence over other provisions in this document, with the exception of Sections 6, 19 and 20 with respect to the total number of shares available to be offered under the Plan for all sub-plans. Unless otherwise superseded by the terms of such Non-Statutory Plan, the provisions of this Plan document shall govern the operation of such Non-Statutory Plan. Except to the extent expressly set forth herein or where the context suggests otherwise, any reference herein to “Plan” shall be construed to include a reference to the Statutory Plan and the Non-Statutory Plans.

2. Definitions.

2.1 “Account” means the funds accumulated with respect to an individual employee as a result of deductions from such employee’s paycheck (or otherwise as permitted in certain circumstances under the terms of the Plan) for the purpose of purchasing Common Stock under this Plan. The funds allocated to an employee’s Account shall be deposited in the Company’s general corporate accounts and may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate or otherwise set apart such funds allocated to an employee’s Account from any other corporate funds, except to the extent such commingling may be prohibited by the laws of any applicable jurisdiction.

2.2 “Administrator” means the Committee or the persons acting within the scope of their authority to administer the Plan pursuant to a delegation of authority from the Committee pursuant to Section 22.

2.3 “Affiliate” means an entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.

2.4 “Beneficial Owner” and “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Change in Control” means, except as otherwise specified in any employment agreement between the Participant and the Company or any Subsidiary or Affiliate, the occurrence of any of the following:

(a) The acquisition by any Person of Beneficial Ownership of more than fifty percent (50%) of either (A) the value of then outstanding equity securities of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 2.6, the following acquisitions shall not constitute or result in a Change in Control: (u) any acquisition directly from the Company; (v) any acquisition by the Company; (w) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (x) any acquisition of the Company's securities by Dr. Phillip Frost, any member of his immediate family, any “person” or “group” (as used in Section 13(d)(3) of the Exchange Act) that is controlled by Dr. Frost or any member of his immediate family, any beneficiary of the estate of Dr. Frost, or any trust, partnership; corporate or other entity controlled by any of the foregoing; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (z) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (c) below; or

(b) During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of (A) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if equity securities of the Company are issued or issuable in connection with the transaction (each of the events referred to in this clause (A) being hereinafter referred to as a “Business Reorganization”), or (B) a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity of another entity by the Company or any of its Subsidiaries (each an “Asset Sale”), in each case, unless, following such Business Reorganization or Asset Sale, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Reorganization or Asset Sale beneficially own, directly or indirectly, more than fifty percent (50%) of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such

Business Reorganization or Asset Sale (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Reorganization or Asset Sale, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be (excluding any outstanding equity or voting securities of the Continuing Entity that such Beneficial Owners hold immediately following the consummation of the Business Reorganization or Asset Sale as a result of their ownership, prior to such consummation, of equity or voting securities of any company or other entity involved in or forming part of such Business Reorganization or Asset Sale other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) of the Company or any Continuing Entity or any entity controlled by the Continuing Corporation or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the value of the then outstanding equity securities of the Continuing Entity or the combined voting power of the then outstanding voting securities of the Continuing Entity except to the extent that such ownership existed prior to the Business Reorganization or Asset Sale and (3) at least a majority of the members of the Board of Directors or other governing body of the Continuing Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Reorganization or Asset Sale; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8 “Committee” means the Compensation Committee of the Board. The Committee may delegate its responsibilities as provided in Section 22.

2.9 “Common Stock” means the common shares of the Company.

2.10 “Company” means Castle Brands Inc., a Florida corporation.

2.11 “Compensation” means, unless the Committee establishes otherwise for a future offering, all base pay, inclusive of any employer-paid leave, overtime, cash bonuses, and commissions.

2.12 “Enrollment Agreement” means an agreement between the Company and an employee, in such form as may be established by the Company from time to time, pursuant to which the employee elects to participate in this Plan, or elects changes with respect to such participation as permitted under the Plan.

2.13 “ESPP Broker” means a stock brokerage or other entity designated by the Company to establish accounts for Common Stock purchased under the Plan by participants.

2.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.15 “Fair Market Value” means the closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading, and if there were no trades on such date, on the day on which a trade occurred next preceding such date.

2.16 “Offering Date” as used in this Plan shall be the commencement date of an offering. A different date may be set by the Committee.

2.17 “Participating Company” means the Company and any Subsidiary or Affiliate that has been designated by the Administrator to participate in the Plan. For purposes of participation in the Statutory Plan, only the Company and its Subsidiaries may be considered Participating Companies, and the Administrator shall designate from time to time which Subsidiaries will be Participating Companies in the Statutory Plan. The Administrator shall designate from time to time which Subsidiaries and Affiliates will be Participating Companies in particular Non-Statutory Plans. The foregoing designations and changes in designation by the Administrator shall not require shareholder approval. Notwithstanding the foregoing, the term “Participating Company” shall not include any Subsidiary or Affiliate that offers its employees the opportunity to participate in an employee stock purchase plan covering the Subsidiary’s or Affiliate’s common stock.

2.18 “Plan” means this Castle Brands Inc. 2017 Employee Stock Purchase Plan, as may be amended from time to time.

2.19 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

2.20 “Purchase Date” means the last day of an offering.

2.21 “Purchase Price” is the price per share of Common Stock of the Company as established pursuant to Section 5 of the Plan.

2.22 “Subsidiary” means any corporation (other than the Company), domestic or foreign, that is in an unbroken chain of corporations beginning with the Company if, on an Offering Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as described in Code Section 424(f).

3. Employees Eligible to Participate.  Any employee of a Participating Company who has been in the employ of any Participating Company for at least one (1) year is eligible to participate in this Plan on the first Offering Date after the end of such one (1) year, and on each Offering Date thereafter so long as the employee continues to be employed with a Participating Company through and on such applicable Offering Date. Notwithstanding the foregoing, employees of a Participating Company who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) shall not be eligible to participate in the Statutory Plan if: (i) the grant of an option under the Plan to such employee is prohibited under the laws of such jurisdiction; or (ii) compliance with the laws of such foreign jurisdiction would cause the Statutory Plan to violate the requirements of Section 423 of the Code. During paid leaves of absence approved by the Committee and meeting the requirements of the applicable treasury regulations promulgated under the Code, a participant may elect to continue participation in the Plan for three months or for such longer period as permitted under applicable treasury regulations.

4. Offerings.  Subject to the right of the Company in its sole discretion to sooner terminate the Plan or to change the commencement date or term of any offering, commencing March 1, 2017, the Plan will operate with separate consecutive semi-annual offerings with the following Offering Dates: March 1 and September 1. The initial offering period shall start March 1, 2017 and end August 31, 2017. Unless a termination of or change to the Plan has previously been made by the Company, the final offering under this Plan shall commence on September 1, 2027 and terminate on February 28, 2028. In order to become eligible to purchase shares, an employee must complete and submit an Enrollment Agreement and any other necessary documents before the Offering Date of the particular offering in which he or she wishes to participate. Participation in one offering under the Plan shall neither limit, nor require, participation in any other offering. Notwithstanding the foregoing, the Committee may establish (i) a different term for one or more future offerings and (ii) different commencing and ending dates for such offerings; provided, however, that in no event shall any offering exceed 27 months. In the event the first or the last day of an offering is not a regular business day, then the first day of the offering shall be deemed to be the next regular business day and the last day of the offering shall be deemed to be the last preceding regular business day.

5. Price. The Purchase Price per share shall be eighty-five percent (85%) of the lesser of (i) the Fair Market Value of the Common Stock on the Offering Date of such offering and (ii) the Fair Market Value of the Common Stock on the Purchase Date of such offering.

6. Number of Shares to be Offered.  The maximum number of shares that will be offered under the Plan is 3,000,000 shares, subject to adjustment as permitted under Section 20. The shares to be sold to participants under the Plan will be Common Stock of the Company. If the total number of shares for which options are to be granted on any date in accordance with Section 12 exceeds the number of shares then available under the Plan or a given sub-plan (after deduction of all shares for which options have been exercised under the Plan or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available in as nearly a uniform manner as it determines is practicable and equitable. In such event, the payroll deductions to be made pursuant to the authorizations therefor shall be reduced accordingly and the Company shall give written notice of the reduction to each employee affected. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury shares.

7. Participation.

7.1 An eligible employee may become a participant by completing an Enrollment Agreement provided by the Company and submitting it to the Company, or with such other entity designated by the Company for this purpose, prior to the commencement of the offering to which it relates. The Enrollment Agreement may be completed at any time after the employee becomes eligible to participate in the Plan, and will be effective as of the Offering Date next following the receipt of a properly completed Enrollment Agreement by the Company (or the Company’s designee for this purpose).

7.2 Payroll deductions for a participant shall commence on the Offering Date as described above and shall continue through subsequent offerings pursuant to Section 10 until the participant’s termination of employment, subject to modification by the employee as provided in Section 8.1, and unless participation is earlier withdrawn or suspended by the employee as provided in Section 9.

7.3 Payroll deduction shall be the sole means of accumulating funds in a participant’s Account, except in foreign countries where payroll deductions are not allowed, in which case the Company may authorize alternative payment methods.

7.4 The Company may require current participants to complete a new Enrollment Agreement at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.

8. Payroll Deductions.

8.1 At the time an employee files a payroll deduction authorization, the employee shall elect to have deductions made from the employee’s Compensation on each payday during each calendar year, which shall be a flat amount, a percentage or a combination of both but shall not exceed $21,250 of the participant’s Compensation for such calendar year (or such other amounts as the Committee may establish from time to time for a future offering), subject to the restrictions set forth in the Plan. The amount of payroll withholding for each participant for each pay period shall be generally determined by dividing the annual payroll withholding amount chosen by each participant by the total number of pay periods such participant has in such calendar year, subject to the discretion of the Committee. A participant shall not be permitted, at any time during an offering, to increase or decrease the amount to be withheld from his or her Compensation. Any increase or decrease in the amount to be withheld from the participant’s Compensation shall only be effective for the next offering, provided that the participant completes and files with the Company an amended Enrollment Agreement authorizing the increase, decrease or cessation of payroll deductions for such subsequent offering period. An amended Enrollment Agreement shall remain in effect until the participant changes such Enrollment Agreement in accordance with the terms of the Plan. The Committee may, from time to time, establish (x) limitations on the frequency and/or number of any permitted changes in the amount withheld during an offering, (y) payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, and (z) such other limitations or procedures as deemed advisable by the Committee in the Committee’s sole discretion that are consistent with the Plan and in accordance with the requirements of Code Section 423.

8.2 All payroll deductions made for a participant shall be credited to his or her Account under the Plan. A participant may not make any separate cash payment into his or her Account nor may payment for shares be made other than by payroll deduction, except as provided under Section 7.3.

8.3 A participant may withdraw from or suspend his or her participation in the Plan as provided in Section 9. A participant may also make a prospective election, by changing his or her payroll deduction amount to zero as set forth in Section 8.1, to cease participation in the Plan effective as of the next Offering Date.

8.4 Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, Section 21 hereof, or any other applicable law, a participant’s payroll deductions may be decreased, including to zero, at such time during any offering which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such offering and any other offering ending within the same calendar year are equal to $21,250. Payroll deductions shall recommence at the rate provided in the participant’s Enrollment Agreement at the beginning of the following offering which is scheduled to end in the following calendar year, unless the participant withdraws from an offering or the Plan, pursuant to Section 9.

9. Withdrawal and Suspension.

9.1 An employee may withdraw from an offering, in whole but not in part, at any time during the offering for which such withdrawal is to be effective, or by any other date specified by the Administrator for a future offering, by submitting a withdrawal notice to the Company, in which event the Company will refund the entire balance of his or her Account as soon as practicable thereafter.

9.2 If an employee withdraws or suspends his or her participation pursuant to Section 9.1, he or she shall not participate in a subsequent offering unless and until he or she re-enters the Plan. To re-enter the Plan, an employee who has previously withdrawn or suspended participation by reducing payroll deductions to zero must file a new Enrollment Agreement in accordance with Section 7.1. The employee’s re-entry into the Plan will not become effective before the beginning of the next offering following his or her withdrawal or suspension.

10. Automatic Re-Enrollment.  At the termination of each offering each participating employee who continues to be eligible to participate pursuant to Section 3 shall be automatically re-enrolled in the next offering, unless the employee has advised the Company otherwise. Upon termination of the Plan, any balance in each employee’s Account shall be refunded to him or her.

11. Interest.  No interest will be paid or allowed on any money in the Accounts of participating employees, except to the extent payment of interest is required by the laws of any applicable jurisdiction.

12. Granting of Option.  On each Offering Date, this Plan shall be deemed to have granted to the participant an option for as many shares (which may include a fractional share) as he or she will be able to purchase with the amounts credited to his or her Account during his or her participation in that offering.

13. Exercise of Option.

13.1 Each employee who continues to be a participant in an offering on the last business day of that offering shall be deemed to have exercised his or her option on that date and shall be deemed to have purchased from the Company the number of shares (which may include a fractional share) of Common Stock reserved for the purpose of the Plan as the balance of his or her Account on such date will pay for at the Purchase Price.

13.2 In the event that the Administrator determines for a future offering that fractional shares may not be issued, any cash balance remaining in a participant’s Account at the termination of an offering that is not sufficient to purchase a whole share of Common Stock, shall be carried over in the participant’s Account and applied to the purchase of Common Stock in the next offering, provided the participant participates in the next offering and the purchase complies with Section 21. If the Participant does not participate in the next offering, such remaining cash balance shall be refunded to the participant as soon as practical after the Purchase Date.

13.3 Any amount remaining to the credit of a participant’s Account after the purchase of shares by the Participant on a Purchase Date which is sufficient to purchase one or more full shares of Common Stock shall be refunded to the participant as soon as practical after the Purchase Date.

14. Tax Obligations.  To the extent any (i) grant of an option to purchase shares, (ii) purchase of shares, or (iii) disposition of shares purchased under the Plan gives rise to any tax withholding obligation (including, without limitation, income and payroll withholding taxes imposed by any jurisdiction) the Administrator may implement appropriate procedures to ensure that such tax withholding obligations are met. Those procedures may include, without limitation, increased withholding from an employee’s current compensation, cash payments to the Company or another Participating Company by an employee, or a sale of a portion of the Common Stock purchased under the Plan, which sale may be required and initiated by the Company.

15. Employee’s Rights as a Shareholder.  No participating employee shall have any right as a shareholder with respect to any shares until the shares have been purchased in accordance with Section 13 above and the Common Stock has been issued by the Company.

16. Evidence of Stock Ownership.

16.1 Following the end of each offering, the number of shares of Common Stock purchased by each participant shall be deposited into an account established in the participant’s name at the ESPP Broker.

16.2 A participant shall be free to undertake a disposition (as that term is defined in Section 424(c) of the Code) of the shares in his or her ESPP Broker account at any time, whether by sale, exchange, gift, or other transfer of legal title, but in the absence of such a disposition of the shares, the shares must remain in the participant’s ESPP Broker account until the holding period set forth in Section 423(a) of the Code has been satisfied. With respect to shares for which the Section 423(a) holding period has been satisfied, the participant may move those shares to another brokerage account of participant’s choosing.

16.3 Notwithstanding the above, a participant who is not subject to income taxation under the Code may move his or her shares to another brokerage account of his or her choosing at any time, without regard to the satisfaction of the Section 423(a) holding period.

17. Rights Not Transferable.  No employee shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to his or her Account or an option or any rights with regard to the exercise of an option or rights to receive shares under the Plan other than by will or the laws of descent and distribution, and such right and interest shall not be liable for, or subject to, the debts, contracts, or liabilities of the employee. If any such action is taken by the employee, or any claim is asserted by any other party in respect of such right and interest whether by garnishment, levy, attachment or otherwise, the action or claim will be treated as an election to withdraw funds in accordance with Section 9. During the employee’s lifetime, only the employee can make decisions regarding the participation in or withdrawal from an offering under the Plan.

18. Termination or Transfer of Employment.

18.1 Upon termination of employment for any reason whatsoever, including but not limited to death or retirement, the balance in the Account of a participating employee shall be paid to the employee or his or her estate. Whether and when employment is deemed terminated for purposes of this Plan shall be determined by the Administrator in its sole discretion and may be determined without regard to statutory notice periods or other periods following termination of active employment.

18.2 In the event that a participant who is an employee of a Participating Company in a Non-Statutory Plan is transferred and becomes an employee of a different Participating Company in a Non-Statutory Plan, during an offering, such individual may, subject to the terms and eligibility of the Non-Statutory Plan of the new employer, become a participant under the Non-Statutory Plan of the new employer for the duration of the offering in effect at that time. Unless otherwise required under local law, any payroll deductions or other approved contributions may continue to be held by the Participating Company former employer of the participant for the remainder of the offering. At the next Purchase Date, all payroll deductions and other approved contributions made by or to such Participating Company former employer and/or the employer Participating Company shall be aggregated for the purchase of shares of Common Stock under, and subject to the terms and limitations of, the Non-Statutory Plan of the new employer.

18.3 In the event that an employee of a Participating Company in the Statutory Plan and who is a participant in the Statutory Plan is transferred and becomes an employee of a Participating Company in a Non-Statutory Plan during an offering, such individual may, subject to the terms and eligibility of the Non-Statutory Plan of the new employer, become a participant under the Non-Statutory Plan of the new employer for the duration of the offering in effect at that time. Unless otherwise required under local law, any payroll deductions may continue to be held by the Participating Company former employer for the remainder of the offering. At the next Purchase Date, all payroll deductions and other approved contributions made by or to the Participating Company former employer and/or the employer Participating Company may be aggregated for the purchase of shares of Common Stock under, and subject to the terms and limitations of, the Non-Statutory Plan of the new employer.

19. Amendment or Discontinuance of the Plan.

19.1 The Board may amend the Plan in such respects as it shall deem advisable; provided, however, that, to the extent required for compliance with Code Section 423 or any applicable law or regulation, shareholder approval will be required for any amendment that will (i) increase the total number of shares as to which options may be granted under the Plan, except as provided in Section 20, (ii) modify the class of employees eligible to receive options, or (iii) otherwise require shareholder approval under any applicable law or regulation; and provided further, that except as provided in this Section 19, no amendment to the Plan shall make any change in any option previously granted which adversely affects the rights of any Participant.

19.2 The Plan shall continue in effect for ten years after the date of its adoption by the Board. Notwithstanding the foregoing, the Board may at any time and for any reason suspend or terminate the Plan. During any period of suspension or upon termination of the Plan, no options shall be granted.

19.3 Except as provided in Section 20, no such termination of the Plan may affect options previously granted, provided that the Plan or an offering may be terminated by the Board on a Purchase Date or by the Board’s setting a new Purchase Date with respect to an offering then in progress if the Board determines that termination of the Plan and/or the offering is in the best interests of the Company and the shareholders or if continuation of the Plan and/or the offering would cause the Company to incur adverse accounting charges as a result of a change after the Effective Date in the generally accepted accounting rules applicable to the Plan.

20. Changes in Capitalization.  In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings of rights, or any other change in the structure of the common shares of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate in the number, kind, and the price of shares available for purchase under the Plan, and in the number of shares which an employee is entitled to purchase including, without limitation, closing an offering early and permitting purchase on the last business day of the reduced offering period, or terminating an offering and refunding participants’ Account balances.

21. Share Ownership.  Notwithstanding anything in the Plan to the contrary, no employee shall be permitted to subscribe for any shares under the Plan if the employee, immediately after such subscription, owns shares (including all shares that may be purchased under outstanding subscriptions under the Plan) possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or of its parent or subsidiary corporations. For the foregoing purposes the rules of Section 424(d) of the Code shall apply in determining share ownership, and shares the employee may purchase under outstanding options shall be treated as owned by the employee. In addition, no employee shall be allowed to subscribe for any shares under the Plan that permit his or her rights to purchase shares under all “employee stock purchase plans” of the Company and its parent or subsidiary corporations to accrue at a rate that exceeds $25,000 of Fair Market Value of such shares (determined at the time such right to subscribe is granted) for each calendar year in which the right to subscribe is outstanding at any time. Notwithstanding the above, lower limitations may be imposed with respect to participants in a Non-Statutory Plan or participants in the Statutory Plan who are subject to laws of another jurisdiction where lower limitations are required.

22. Administration and Board Authority.

22.1 The Plan shall be administered by the Board. The Board has delegated its full authority under the Plan to the Committee, and the Committee may further delegate any or all of its authority under this Plan to such senior officer(s) of the Company as it may designate, to the extent not prohibited by law or rules of the NYSE MKT (or other national securities exchange on which the Common Stock is then listed). Notwithstanding any such delegation of authority, the Board may itself take any action under the Plan in its discretion at any time, and any reference in this Plan document to the rights and obligations of the Committee shall be construed to apply equally to the Board. Any references to the Board mean only the Board. The authority that may be delegated by the Committee includes, without limitation, the authority to (i) establish Non-Statutory Plans and determine the terms of such sub-plans (including, without limitation, rules and procedures regarding handling of payroll deductions or other approved contributions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates that vary with local requirements and determining the eligible employees that may enroll in a Non-Statutory Plan), (ii) designate from time to time which Subsidiaries will participate in the Statutory Plan, which Subsidiaries and Affiliates will be Participating Companies, and which Participating Companies will participate in a particular Non-Statutory Plan, (iii) determine procedures for eligible employees to enroll in or withdraw from a sub-plan, setting or changing payroll deduction amounts, and obtaining necessary tax withholdings, (iv) allocate the available shares under the Plan to the sub-plans for particular offerings, and (v) adopt amendments to the Plan or any sub-plan including, without limitation, amendments to increase the shares available for issuance under the Plan pursuant to Section 20 (but not including increases in the available shares above the maximum permitted by Sections 6 and 20 which shall require Board and shareholder approval).

22.2 The Administrator shall be vested with full authority and discretion to construe the terms of the Plan and make factual determinations under the Plan, and to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Administrator in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all participants and any and all persons claiming under or through any participant. The Administrator may retain outside entities and professionals to assist in the administration of the Plan including, without limitation, a vendor or vendors to perform enrollment and brokerage services. The authority of the Administrator will specifically include, without limitation, the power to make any changes to the Plan with respect to the participation of employees of any Subsidiary or Affiliate that is organized under the laws of a country other than the United States of America when the Administrator deems such changes to be necessary or appropriate to achieve a desired tax treatment in such foreign jurisdiction or to comply with the laws applicable to such non-U.S. Subsidiaries or Affiliates. Those changes may include, without limitation, the exclusion of particular Subsidiaries or Affiliates from participation in the Plan; modifications to eligibility criteria, maximum number or value of shares that may be purchased in a given period, or other requirements set forth herein; and procedural or administrative modifications. Any modification relating to offerings to a particular Participating Company will apply only to that Participating Company, and will apply equally to all similarly situated employees of that Participating Company. The rights and privileges of all employees granted options under the Statutory Plan shall be the same. To the extent any changes approved by the Administrator would jeopardize the tax-qualified status of the Statutory Plan, the change shall cause the Participating Companies affected thereby to be considered Participating Companies under a Non-Statutory Plan or Non-Statutory Plans instead of the Statutory Plan.

22.3 Notwithstanding the provisions of Sections 22.1 and 22.2 above, in the event that Rule 16b-3 promulgated under the Exchange Act or any successor provision thereto (“Rule 16b-3”) provides specific requirements for the administrators of plans of this type, the Plan shall only be administered by such body and in such a manner as shall comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any person that is not “disinterested” as that term is used in Rule 16b-3.

23. Notices.  All notices or other communications by a participant to the Company or other entity designated for a particular purpose under or in connection with the Plan shall be deemed to have been duly given when received by the Company or other designated entity, or when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

24. Change in Control. In the event of a Change in Control, each outstanding option shall be assumed or an equivalent option substituted by the successor company or parent thereof (the “Successor Company”). In the event that the Successor Company refuses to assume or substitute for the option, any offering then in progress shall be shortened by setting a new Purchase Date. The new Purchase Date shall be a specified date before the date of the Change in Control. The Administrator shall notify each participant in writing, prior to the new Purchase Date, that the Purchase Date for the participant’s option has been changed to the new Purchase Date and that the participant’s option shall be exercised automatically on the new Purchase Date, unless prior to such date the participant has withdrawn from an offering then in progress or the Plan as provided in Section 9.

25. Dissolution or Liquidation of the Company.  In the event of the proposed dissolution or liquidation of the Company, the offering then in progress shall be shortened by setting a new Purchase Date and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The new Purchase Date shall be a specified date before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each participant in writing, prior to the new Purchase Date, that the Purchase Date for the participant’s option has been changed to the new Purchase Date and that the participant’s option shall be exercised automatically on the new Purchase Date, unless prior to such date the participant has withdrawn from an offering then in progress or the Plan as provided in Section 9.

26. Limitations on Sale of Stock Purchased Under the Plan.  The Plan is intended to provide Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of the employee’s own affairs. An employee, therefore, may sell Common Stock purchased under the Plan at any time the employee chooses, subject to compliance with any applicable Federal, state or foreign securities laws. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE COMPANY’S STOCK.

27. Governmental Regulation/Compliance with Applicable Law/Separate Offering.  The Company’s obligation to sell and deliver shares of the Company’s Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such shares. In addition, the terms of an offering under this Plan, or the rights of an employee under an offering, may be modified to the extent required by applicable law. For purposes of this Plan, the Administrator also may designate separate offerings under the Plan (the terms of which need not be identical) in which eligible employees of one or more Participating Companies will participate, even if the dates of the offerings are identical.

28. No Employment/Service Rights.  Nothing in the Plan shall confer upon any employee the right to continue in employment for any period of specific duration, nor interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary or Affiliate employing such person), or of any employee, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

29. Dates and Times.  All references in the Plan to a date or time are intended to refer to dates and times determined pursuant to U.S. Eastern Standard Time. Business days for purposes of the Plan are U.S. business days.

30. Masculine and Feminine, Singular and Plural.  Whenever used in the Plan, a pronoun shall include the opposite gender and the singular shall include the plural, and the plural shall include the singular, whenever the context shall plainly so require.

31. Governing Law.  The Plan shall be governed by the laws of the State of Florida without giving effect to principles of conflict of laws, and applicable federal law.

32. No Liability of Committee Members.  No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such Committee member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

02 0000000000

Nominees

01 Mark E. Andrews, III
02 John F. Beaudette
03 Henry C. Beinstein
04 Phillip Frost, M.D.
05 Dr. Richard M. Krasno
06 Richard J. Lampen
07 Steven D. Rubin
08 Mark Zeitchick

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000304783_1 R1.0.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

CASTLE BRANDS INC.
Solicited By the Board of Directors
for Annual Meeting to Be Held on February 28, 2017

The undersigned shareholder(s) of Castle Brands Inc., a Florida corporation (the "Company"), hereby appoints Richard J. Lampen, John S. Glover and/or Alfred J. Small, or any of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote all of the shares of common stock, par value $0.01 per share, standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on February 28, 2017 and at all adjournments or postponements thereof. This proxy will be voted in accordance with the instructions given on the reverse side. If no instructions are given, this proxy will be voted FOR the proposals listed on the reverse side.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000304783_2 R1.0.1.1